   As filed with the Securities and Exchange Commission on August 4, 2000
                                                     Registration No. 333-______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                                MAGNACASH, INC.
            (Exact name of registrant as specified in its charter)
                            ______________________

         Delaware                              7374                               94-3370414
(State or Other Jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer Identification Number)
Incorporation or Organization)      Classification Code Number)

                           1330 Broadway, Suite 1535
                           Oakland, California 94612
                                (510) 808-3700
(Address and telephone number of principal executive offices and principal place of business)
                            ______________________

                               Barry C. McCarthy
                      President & Chief Operating Officer
                                MagnaCash, Inc.
                           1330 Broadway, Suite 1535
                           Oakland, California 94612
                                (510) 808-3700
          (Name, address, and telephone number of agent for service)
                            ______________________

                                  Copies to:
                            John W. Campbell, Esq.
                             Mark W. Pearson, Esq.
                           Dante G. Corricello, Esq.
                            Morrison & Foerster LLP
                               425 Market Street
                     San Francisco, California 94105-2482
                            ______________________

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]
                            ______________________

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                     Proposed Maximum      Proposed Maximum
             Title of Each Class                   Amount to be       Offering Price      Aggregate Offering       Amount of
        of Securities to be Registered            Registered (1)       Per Share(2)            Price(2)         Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value                  11,500,000 shares          $.03               $408,585              $264
================================================================================================================================

(1) Based on an estimate of the maximum number of shares of Common Stock to be issued in connection with the distribution described herein.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) (2) under the Securities Act based on the adjusted book value of the Common Stock after giving effect to the distribution described herein. No consideration will be paid by the recipients of the Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED ______ _, 2000

                        11,500,000 Shares of MagnaCash

                      Common Stock are being distributed
                    to the Stockholders of Cybergold, Inc.

                                     _____

     Cybergold, Inc. will distribute to the holders of record of Cybergold Common Stock as of the close of business on August 3, 2000, approximately 11,500,000 shares of common stock of MagnaCash, Inc. Each such holder of Cybergold Common Stock will receive one share of MagnaCash common stock for every two shares of Cybergold Common Stock held. This distribution will be a taxable distribution to the recipients, all or a portion of which may be taxable as a dividend.

     Prior to the distribution, there has been no public market for our common stock. MagnaCash has not applied to have the MagnaCash common stock included for quotation on the Nasdaq Stock Market's National Market or listed on any exchange. Prior to the earliest of (i) the date that is the first anniversary of the date that Cybergold ceases to be the sole holder of outstanding shares of common stock, (ii) the date the Securities and Exchange Commission or successor organization declares effective a registration statement on Form S-1 or Form S-3 or successor form regarding an offering of shares of common stock the issuance of which would have the effect of increasing the number of shares of common stock outstanding by eighty percent (80%) or more, or (iii) such date as determined by the board of directors of MagnaCash in its sole discretion, common stock may not be, directly or indirectly, sold, transferred, assigned, pledged, exchanged, hypothecated, gifted or otherwise disposed of except: (A) by Cybergold or its successor, in connection with the initial distribution by Cybergold of common stock to the holders of Cybergold's common stock, as of the record date of August 3, 2000, (B) from any holder of common stock that is a natural person to (i) such stockholder's spouse or children, (ii) to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder or (iii) to any party pursuant to applicable laws of descent and distribution and (C) from any holder of common that is a corporation, limited liability company, limited partnership or general partnership to any affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended).

     Neither Cybergold nor MagnaCash will receive any proceeds from this offering.

     INVESTING IN MAGNACASH'S COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     Delivery of the shares of common stock will be made on or about September 29, 2000.

               The date of this prospectus is ______ _, 2000.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. MAGNACASH AND CYBERGOLD HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. MAGNACASH AND CYBERGOLD ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY.

MAGNACASH'S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. CYBERGOLD AND MAGNACASH MAY NOT SELL OR DISTRIBUTE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
Summary...................................................................................      5
Risk Factors..............................................................................      7
Forward Looking Statements................................................................     15
Reasons for the Distribution..............................................................     17
Tax Treatment.............................................................................     17
Business Of Magnacash.....................................................................     17
Selected Financial Data...................................................................     22
Management's Discussion and Analysis......................................................     23
Management................................................................................     29
Security Ownership Of Magnacash...........................................................     33
Arrangements Between Cybergold and MagnaCash..............................................     34
Certain Relationships and Related Transactions............................................     38
Material Federal Income Tax Considerations................................................     39
Description of MagnaCash's Capital Stock..................................................     40
Dividend Policy...........................................................................     41
Indemnification of Directors and Officers.................................................     41
Transfer Agent and Registrar..............................................................     42
Legal Matters.............................................................................     42
Experts...................................................................................     42
Where You Can Find More Information.......................................................     42
Index to Financial Statements.............................................................    F-1
Part II  Information Not Required In Prospectus...........................................   II-1
Exhibit Index.............................................................................   II-5

                                    SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus and may not contain all the information important to you. To better understand the distribution and MagnaCash, you should read the entire prospectus carefully, including the risk factors and financial statements, including the notes to the financial statements which are included elsewhere in this prospectus.

     MagnaCash is a provider of on-line payment infrastructure to on-line businesses. We offer an on-line funds transfer system that enables our clients to create individual accounts for their customer base. These on-line accounts store value and can be credited by accepting transfers from credit cards. Additionally, these accounts can accept cash awards earned by users from promotional and other activities.

     Users can apply funds from these accounts to a certain major credit card, transmit them to bank accounts, or use them to make purchases directly from merchants who participate in the Magna cash payment system.

     Transfers between accounts within the system occur immediately. For example, merchants receive immediate credit when accepting payment from a user. Transfers of funds out of the system are credited immediately within the system, but are subject to standard bank and credit card protocols for audit outside the system.

     We currently manage 9,000,000 accounts on behalf of one client, Cybergold, Inc., our former corporate parent where our payment infrastructure business was developed. Over 50 merchants and organizations currently participate in the MagnaCash system.

     Electronic commerce using the Internet has grown substantially over the past several years. Consumers and businesses have adopted a variety of methods to pay for goods and services obtained through the Internet. The two most common on-line methods of payment--credit cards and direct bank payments made through the Automated Clearing House (ACH) system present problems for users and merchants. Importantly, some users are reluctant to provide credit card information over the Internet.

     The cost of accepting payment from credit cards and ACH can be high. Merchants accepting credit cards over the Internet must pay transaction fees to banks and credit card clearing organizations that are higher than fees payable when a credit card is physically presented at the point of purchase. The cost of accepting credit cards for on-line purchases can be particularly high for small dollar sales. The marketplace for these Internet-based small dollar sales is expected to increase as digital goods, such as recorded music, become more available. Some users are also reluctant to use the ACH system for Internet transactions because it requires users to enter their bank account numbers, bank identification information and other personal information. In addition, merchants may not receive credit for funds transfers using the ACH system for as many as three days.

     We offer a system that provides users with a secure, easy to use payment method and merchants with immediate credit for fund transfers and lower transaction fees. The system consists of software hosted by us on our servers on which accounts are maintained for both users and merchants. Purchase transactions are effected through entries in databases maintained by us and electronic communication with the commerce systems of merchants. MagnaCash is not a bank, and the accounts created using the MagnaCash system are not bank accounts and are not FDIC-insured. User and merchant funds are maintained by us on a commingled basis in an FDIC insured depository institution and can be remitted to bank accounts or a major credit card.

     We generate revenues by (i) assessing client fees for hosting accounts;
(ii) delivering customized design and installation services for these hosted accounts; and (iii) processing transactions between merchants and users. Presently, Cybergold is our only client, for which we manage 9,000,000 accounts pursuant to a services agreement. We intend to pursue other clients and merchants for our services.

     For a description of the potential risks MagnaCash faces, please see "Risk Factors" on page 7.

     MagnaCash, Inc. was incorporated in Delaware. Its offices are located at 1330 Broadway, Suite 1535, Oakland, CA 94612 and its telephone number is
(510) 808-3700.

Relationship between Cybergold and MagnaCash

     80.1% of the MagnaCash common stock is being distributed to the Cybergold, Inc. stockholders as described in this registration statement subsequent to the merger of Cybergold with the Mygo Acquisition Corporation. Cybergold will own 19.9% of our common stock after the distribution. Cybergold will make a $5 million contribution to MagnaCash. Our board of directors will consist of three to nine directors. At the outset, two of our three directors will be former directors of Cybergold.

Reasons for the Distribution

     The amended merger agreement among MyPoints, a wholly owned subsidiary of MyPoints and Cybergold, contemplates distribution of MagnaCash to Cybergold's stockholders subsequent to the merger. After thorough consideration, the board of directors of Cybergold determined that a distribution of the shares of MagnaCash common stock was in the best interests of the stockholders of Cybergold. In the merger, Cybergold merged with a wholly-owned subsidiary of MyPoints called the Mygo Acquisition Corporation. Cybergold survived that merger as a wholly owned subsidiary of MyPoints.

Distribution

     Each Cybergold stockholder will receive one share of MagnaCash common stock for every two shares of Cybergold common stock held by such stockholder. MyPoints.com, Inc., will be the beneficial owner of 2,786,000 shares of MagnaCash common stock retained by Cybergold, or 19.9% of the outstanding shares as of immediately after the distribution. No fractional shares will be distributed. The number of shares distributed to each stockholder will be rounded down to the nearest whole number where a stockholder would otherwise receive a fractional share.

     Prior to the earliest of (i) the date that is the first anniversary of the date that Cybergold ceases to be the sole holder of outstanding shares of common stock, (ii) the date the Securities and Exchange Commission or successor organization declares effective a registration statement on Form S-1 or Form S-3 or successor form regarding an offering of shares of common stock the issuance of which would have the effect increasing the number of shares of common stock outstanding by eighty percent (80%) or more, or (iii) such date as determined by the board of directors of MagnaCash in its sole discretion, common stock may not be, directly or indirectly, sold, transferred, assigned, pledged, exchanged, hypothecated, gifted or otherwise disposed of except: (A) by Cybergold or its successor, in connection with the initial distribution by Cybergold of common stock to the holders of Cybergold's common stock, as of the record date of August 3, 2000, (B) from any holder of common stock that is a natural person to
(i) such stockholder's spouse or children, (ii) to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder or
(iii) to any party pursuant to applicable laws of descent and distribution and
(C) from any holder of common that is a corporation, limited liability company, limited partnership or general partnership to any affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended).

     Cybergold will realize a taxable gain on the distribution of the MagnaCash business to the extent the fair market value of the distributed MagnaCash stock exceeds Cybergold's basis in such stock. The distribution of the MagnaCash business will be a taxable distribution to Cybergold stockholders, all or a portion of which may be taxable as a dividend.

                                 RISK FACTORS

     You should carefully consider the risks described below when evaluating your ownership of MagnaCash common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties we are presently not aware of, or that we currently consider immaterial may also impair our business operations.

     If a major credit card company or the banking industry offers similar services, the market for our services may be reduced or eliminated.

     If a major credit card company changes strategy and offers Internet transactional services at a lower price, and with similar ease of use to those offered by us, we will lose our primary points of appeal to merchants and consumers. As a result the market for our business may be significantly reduced or eventually eliminated.

Competition in our industry is intense. If we are unable to compete effectively, the demand for, and/or the prices of, our services may decline.

     The market for our services is intensely competitive and characterized by declining average selling prices and rapid technological change. Many consider the on-line payment space to be embryonic with significant development still pending. Our principal competitors and potential competitors, such as credit card companies, may have more resources with which to compete and implement technological change. Our principal competitors could change or grow because the market for our services is emerging and undefined.

     We may not be able to effectively respond to competition because of the disparity in resources between ourselves and many of our competitors. Though Cybergold has always faced competition, we may be less able to react quickly to competitive threats without the added benefits we enjoyed through our combination with Cybergold. These benefits included joint research and development, Cybergold's sales force and financial stability. We compete with companies including but not limited to:

 .  Ipin;

 .  PayPal/X.com;

 .  Qpass;

 .  Trivnet;

 .  Beenz;

 .  Flooz;

 .  Cybermoola;

 .  Cobalt Card;

 .  WebCertificates;

 .  RocketCash; and

 .  Internetcash.

If our relationship with the First National Bank of Omaha were to deteriorate or terminate or if the First National Bank of Omaha were to enter into similar relationships with our competitors, our ability to deposit to and transfer funds from a major credit card's accounts could be discontinued or it could face increased competition.

     MagnaCash has a contractual relationship with the First National Bank of Omaha, an acquiring bank for major credit cards, that enables the transfer of funds from individual Cybergold member accounts to credit card accounts, as well as from credit card accounts to Cybergold accounts. This transaction processing capability initially required re-engineering of the First National Bank of Omaha's major credit card transaction processing system. The system and capability would be difficult to replicate with another financial service provider if the relationship with the First National Bank of Omaha were to deteriorate or terminate. The First National Bank of Omaha can terminate the contract at any time with 30 days notice. Currently, under the conditions of the agreement with the bank, MagnaCash cannot enter into similar relationships with other credit card providers. However, the First National Bank of Omaha can at its own discretion freely offer similar services to existing and potential competitors. If we were to lose this relationship with the First National Bank of Omaha, or if the bank were to extend similar services to our competitors, it could disrupt our operations and have a material adverse effect on our business, results of operations and financial condition.

MagnaCash may incur losses as a result of operating independently from Cybergold.

     We have operated as a support division of Cybergold until recently. We will incur losses operating as an independent company. Operating independently, we cannot be sure that our operating results will not be adversely affected by the loss of one or more attributes of operating as part of Cybergold. Operating as part of Cybergold has allowed us, among other things:

 . to develop as a business despite low initial revenues in 1999 for our business;

 . to have Cybergold as a captive client base that now may eventually cease using our services; and

 .  to have a developed company administrative infrastructure.

We currently use Cybergold's information systems, for which Cybergold will transfer or grant licenses to us to support our business as a stand-alone entity.

     We currently use Cybergold's systems to support our operations, including systems to manage order processing, human resources, shipping, accounting, telecommunications and computer networking. Any failure or significant downtime in Cybergold's or our information systems could prevent us from taking customer orders and billing customers and could harm our business. Many of the systems we currently use are proprietary to Cybergold and are very complex. These systems have been modified, and are in the process of being further modified, to enable us to separately track items related to its business. These modifications, however, may result in unexpected system failures or the loss or corruption of data, which may disrupt our operating and have a material adverse effect on our business, results of operations and financial condition.

We cannot assure you that we will be profitable because we have operated our business only for a short period of time and have only limited operating history upon which to evaluate our business.

     We have only been operating since 1999, and during that time have operated as past of Cybergold, with the key leadership of the organization joining us within the last six months. The revenue and income potential of our business and the markets for on-line payments through alternative mechanisms is unproven. We will encounter risks and difficulties commonly encountered by early stage companies in new and rapidly evolving markets.

     To date we have derived substantially all of our product revenue from transaction fees assessed merchants accepting direct payment from a Cybergold account. Cybergold is our only current client through whom we have established accounts for a limited number of merchants, other organizations and consumers.

We may never achieve profitability.

     We have accumulated net losses of approximately $1,867,000 from our inception through June 30, 2000, and we expect such losses to continue for the foreseeable future. We cannot predict if we will ever achieve profitability and, if we do, we may not be able to sustain or increase our profitability. Our ability to achieve and maintain profitability will depend on, among other things, the market acceptance of our services. The commercial success of any of our services will depend on:

       . our ability to sell our services to clients, merchants, and consumers; and

       .  our ability to induce merchants to install our software.

The market for alternate Internet payment mechanisms is relatively new and we cannot be certain that a viable market for our products will emerge or be sustainable.

     We cannot assure you that the demand for and market acceptance of alternate Internet payment services will develop to a sufficient level to support continued operations or planned expansion, and also cannot assure you that users, clients or merchants will utilize our system for payment transactions over the Internet. Currently, Internet content and service providers typically use a subscription model to charge for content or services they provide, if they charge consumers directly for their content or services at all. We cannot assure you that these entities will ever adopt a method for accepting small payments for their content or services over the Internet. In addition, the development of a market for payments on the Internet may depend on the eventual adoption of a standard payment system. There can be no assurance that our payment system will be the system adopted by users, clients or merchants. If a widespread demand for on-line payments does not develop or if another method for on-line payments is adopted as a standard, it may have a materially adverse effect on our business, results of operations and financial condition.

We must continue to grow our revenue and diversify our revenue streams.

     The long-term success of our business strategy will depend to a significant extent on our ability to successfully grow our revenue and diversify our revenue stream. Any expansion of service offerings or operations could damage our reputation. Expansion into new business areas will also require significant additional expenses and programming and other resources. It will also strain our management, financial and operational resources.

     From time to time, we may entertain new business opportunities and ventures in a broad range of areas both within and outside the United States. Typically, these opportunities require extended negotiations, the outcome of which cannot be predicted. If we were to enter into such a venture, we could be required to invest a substantial amount of capital, which could have a material adverse effect on our financial condition and ability to implement our existing business strategy. Such an investment could also result in large and prolonged operating losses for us. Further, these negotiations or ventures could place additional, substantial burdens on our management personnel and our financial and operational systems. Such a venture may not ever achieve profitability, and a failure by us to recover the substantial investment required to launch and operate such a venture would have a material adverse effect on our business, financial condition and operating results.

We may be unable to obtain additional capital needed to operate and expand our business.

     We believe that our available cash resources combined with funds from operations and Cybergold's $5 million contribution will be sufficient to meet our working capital and capital expenditure requirements for approximately one year. We may be required to raise additional funds in order to expand operations, finance acquisitions or to finance other activities we determine to be beneficial to our business.

     If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures, which could have material adverse effect on our business, financial condition or operating results.

     If we raise additional funds through the issuance of equity securities, the percentage ownership of the stockholders of record will be reduced, and stockholders may experience additional dilution. It is also possible that new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Moreover, we cannot assure you that additional financing will be available as we need it.

We depend on continued growth in e-commerce and Internet infrastructure development.

     Use of the Internet by businesses and consumers as a medium for electronic commerce is at an early stage of development and is subject to a level of uncertainty. We depend on the growing use and acceptance of the Internet as an effective medium of commerce by merchants and customers. The use of and, interest in, the Internet are relatively recent developments. We cannot be certain that acceptance and use of the Internet will continue to develop as a medium for commerce or that a sufficiently broad base of merchants and purchasers will adopt, and continue to use, the Internet as a medium of commerce.

     The emergence of the Internet as a commercial marketplace may occur more slowly than anticipated for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the number of Internet users or their use of Internet resources continues to grow it may overwhelm the existing Internet infrastructure. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity could also have a detrimental effect. These factors could result in slower response times or adversely affect usage of the Internet, resulting in lower numbers of transactions through the Internet and lower demand for our services.

     Our success also depends on our ability to expand our systems to accommodate increases in the volume of traffic, especially during peak periods of demand. We may not be able to anticipate increases in the use services and successfully expand the capacity of our network infrastructure. This could result in system disruptions, slower response times and other difficulties in providing services to merchants, consumers and clients.

The Internet is characterized by rapid technological changes, and we must adapt quickly to these changes to compete effectively.

     The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. For example, to the extent that real-time on-line payment mechanisms become more widely utilized and offered, we may be required to make significant changes to the design and content of our services to respond to merchant and customer needs and competitive pressures. Failure to effectively adapt to these or any other technological developments could have an adverse effect on our business, results of operations and financial conditions.

MagnaCash is exposed to e-commerce security risks.

     A requirement of the continued growth of e-commerce is the secure transmission of confidential information over public networks. A party who is able to circumvent our security measures could misappropriate proprietary information, steal cash, damage records or interrupt our operations. Any such compromise or elimination of our security could reduce demand for our services and lower merchant and consumer confidence, harming our ability to grow and subject us to liability.

     We may be required to expend significant capital and other resources to protect against these security breaches or to address problems caused by these breaches. Concerns over the security of the Internet and other on-line transactions and the privacy of users may also inhibit the growth of the Internet and other on-line services generally, and the Internet in particular, especially as a means of conducting commercial transactions. Since some of its activities involve the storage and transmission of proprietary information, such as account numbers, security breaches could damage our reputation and expose it to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches, and failure to prevent these security breaches may disrupt our operations and have a material adverse effect on our business, results of operations and financial condition.

We may engage in future acquisitions that result in increased debt, assumption of liabilities and other managerial challenges that may result in a negative effect on operations.

     As part of our overall strategy to enhance or accelerate our product development efforts, we may acquire or invest in complementary companies, products or technologies or enter into joint ventures or strategic alliances with other companies. Risks commonly encountered in such transactions include:

 . the difficulty of assimilating the operations and personnel of the combined companies;

 .  the potential disruption of our ongoing business;

 .  the inability to retain key technical and managerial personnel;

 . the inability of management to maximize our financial and strategic position through the successful integration of the acquired business, decreases in reported earnings as a result of charges for in-process research and development and amortization of acquired intangible assets, dilution of existing equity holders, difficulty in maintaining controls, procedures and policies, and the impairment of relationships with employees and customers as a result of any integration of new personnel.

     We may not be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments or joint ventures. These transactions may have a material adverse effect on our business, results of operations and financial condition.

We believe that we are not subject to federal or state laws or regulations as a bank or branch of a bank and operate in conformity with any applicable electronic payment and money transfers laws or regulations, but should we be found subject to or in violation of any such laws or regulations we could be subject to liability or forced to change our business practices.

     We believe that we are not subject to federal or state laws or regulations as a bank or branch of a bank, and that we operate in conformity with any applicable electronic payment laws or regulations, but should we be found subject to and/or in violation of any such laws or regulations we could be subject to liability or forced to change our business practices. Such liability or changes could have a material adverse effect on our business, results of operations and financial condition.

     We believe that we are not subject to or in violation of federal laws or regulations, including the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, or state laws and regulations regarding money transfers. However, should we be found to be subject to and in violation of such laws or regulations, we could be subject to liability or forced to change our business practices. Such liability or changes could have a material adverse effect on our business, results of operations and financial condition.

We are subject to U.S. government regulation of the Internet, the impact of which is difficult to predict.

     There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to us relating to issues such as banking, currency exchange, defamation, pricing, taxation, quality of services, and intellectual property ownership and infringement can be unclear. Moreover, we use encryption technology that may be or may become subject to government regulation. In addition, we may also become subject to new laws and regulations directly applicable to the Internet or our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with these laws and regulations, and dampen the growth in use of the Internet on which we depend.

     In 1998, the United States government enacted a three-year moratorium, which has since been proposed to be extended through 2005, prohibiting states and local governments from imposing new taxes on electronic commerce transactions. Upon expiration of this moratorium, if it is not extended, states or other governments may levy sales or use taxes on electronic commerce transactions. An increase in the taxation of electronic commerce transactions may make the Internet less attractive for consumers and businesses which could have a material adverse effect on our business, results of operations and financial condition.

We will be dependent on Cybergold and MyPoints, which is acquiring Cybergold, for virtually all of our business and technology for the immediate future. MyPoints may exert an undue amount of influence on MagnaCash and the MagnaCash business given its 19.9% stake in the company.

     We will initially be dependent on Cybergold and its acquirer, MyPoints, for virtually our entire customer base. Moreover, MyPoints will own 19.9% of MagnaCash through Cybergold and thus could exert undue influence over us until we can expand our customer base and increase our economic independence.

Our directors and executive officers may have conflicts of interest because of their ownership of Cybergold common stock.

     Many of our directors and executive officers have a substantial amount of their personal financial portfolios in Cybergold common stock and options to purchase Cybergold common stock. Ownership of Cybergold common stock, and MyPoints common stock after the acquisition of Cybergold by MyPoints, by our directors and officers after our separation from Cybergold could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Cybergold and us. Specifically, these directors and officers might take action in their own self interest that might not be the best possible action from our perspective. For information regarding directors' and officers' ownership of Cybergold common stock, see "Security Ownership of MagnaCash."

We are subject to the effective control of two stockholders and to anti-takeover provisions.

     Between them, A. Nathaniel Goldhaber and MyPoints after the acquisition of Cybergold will hold 37.1% of MagnaCash common stock, an amount sufficient to exercise effective control. In addition, because of anti-takeover provisions, a third party may be reluctant to attempt to gain control of MagnaCash, even if a change in control might be beneficial to our stockholders. This could adversely affect the market price of our common stock. These anti-takeover provisions include:

     -    division of the board of directors into three separate classes;

     -    elimination of cumulative voting in the election of directors;

     - prohibitions on our stockholders from acting by written consent and calling special meetings;

     - procedures for advance notification of stockholder nominations and proposals; and

     - the ability of the board of directors to alter our bylaws without stockholder approval.

MagnaCash's historical financial information may not be representative of its results as a separate company.

     Our historical financial information, as part of Cybergold, is shown in the financial statements beginning on page F-1 and does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We have not made adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Cybergold, including changes in our employee base, changes in our legal structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company.

     For additional information, see "Proforma Financial Statements," "Selected Financial Statements," as well as the notes thereto and "Management's Discussion and Analysis."

Public trading in our stock will be restricted for a period of time. This restriction will almost certainly reduce the value of MagnaCash common stock. Stockholders must use another source of funds to pay any taxes resulting from this share distribution.

     Prior to the earliest of (i) the date that is the first anniversary of the date that Cybergold ceases to be the sole holder of outstanding shares of common stock, (ii) the date the Securities and Exchange Commission or successor organization declares effective a registration statement on Form S-1 or Form S-3 or successor form regarding an offering of shares of common stock the issuance of which would have the effect increasing the number of shares of common stock outstanding by eighty percent (80%) or more, or (iii) such date as determined by the board of directors of MagnaCash in its sole discretion, common stock may not be, directly or indirectly, sold, transferred, assigned, pledged, exchanged, hypothecated, gifted or otherwise disposed of except: (A) by Cybergold or its successor, in connection with the initial distribution by Cybergold of common stock to the holders of Cybergold's common stock, as of the record date of August 3, 2000, (B) from any holder of common stock that is a natural person to
(i) such stockholder's spouse or children, (ii) to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder or
(iii) to any party pursuant to applicable laws of descent and distribution and
(C) from any holder of common that is a corporation, limited liability company, limited partnership or general partnership to any affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended). This restriction will lower the value of each stockholder's shares and will force each stockholder to use another source of funds to pay any taxes assessed to such stockholder on the distribution.

Seasonal trends may cause our quarterly operating results to fluctuate. In the future after the stock is publicly traded, this fluctuation may adversely affect the market price of its common stock.

     A significant portion of our sales revenue comes from the consumer and merchant markets, both of which are characterized by seasonal sales. Both markets tend to experience higher sales in the third and fourth calendar quarters due to holiday purchases and relatively weaker sales in the first and second calendar quarters. Seasonal trends may cause our operating results to fluctuate which may have an adverse effect on our stock price when our stock is publicly traded.

     In some cases clients pay one-time set-up fees in connection with acquiring our services. The timing of the recognition of fees varies, which contributes to quarterly fluctuations in revenues. In addition, many of our distribution channels integrate our services with other electronic commerce solutions. The timing for these channels to complete the integration and deploy their solutions into their distribution channel is unpredictable.

There has never been a trading market for MagnaCash common stock which may cause the stock price to be volatile. This volatility might keep you from reselling your shares at or above any valuation at distribution once trading commences.

     Prior to the distribution, there has been no public market for MagnaCash common stock. In addition, we have made no formal presentations to potential investors in anticipation of the distribution. Prior to the earliest of (i) the date that is the first anniversary of the date that Cybergold ceases to be the sole holder of outstanding shares of common stock, (ii) the date the Securities and Exchange Commission or successor organization declares effective a registration statement on Form S-1 or Form S-3 or successor form regarding an offering of shares of common stock the issuance of which would have the effect increasing the number of shares of common stock outstanding by eighty percent (80%) or more, or (iii) such date as determined by the board of directors of MagnaCash in its sole discretion, common stock may not be, directly or indirectly, sold, transferred, assigned, pledged, exchanged, hypothecated, gifted or otherwise disposed of except: (A) by Cybergold or its successor, in connection with the initial distribution by Cybergold of common stock to the holders of Cybergold's common stock, as of the record date of August 4, 2000,
(B) from any holder of common stock that is a natural person to (i) such stockholder's spouse or children, (ii) to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder or (iii) to any party pursuant to applicable laws of descent and distribution and (C) from any holder of common that is a corporation, limited liability company, limited partnership or general partnership to any affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended). We believe the initial trading volume after the expiration of the trading restriction in MagnaCash common stock will be moderate as investors assess our progress as a public, stand-alone company.

     MagnaCash common stock may be followed by few, if any, market analysts and there may be no institutions acting as market makers for the common stock. Furthermore, broad market and industry fluctuations may adversely affect the trading price of the common stock, regardless of our actual operating performance. Any of these factors could adversely affect the liquidity and trading price of the MagnaCash common stock when it is freely tradable.

We may experience software defects and development delays, damaging customer relations and decreasing our potential profitability.

     Services based on sophisticated software and computing systems often encounter development delays, and the underlying software may contain undetected errors or failures when introduced or when the volume of services provided increases. We may experience delays in the development of our software products or the software and computing systems underlying our services. In addition, despite testing by us, and potential clients, it is possible that our software may nevertheless contain errors, and this could have a material adverse effect on our business, results of operations and financial condition.

We rely on affiliate and third party technology that we need for our services.

     We do not own our technology. We have an exclusive, global, royalty free license from Cybergold to use our technology for operating a payment business. We rely on technology which we license from Cybergold and third parties. Some commercial software is integrated with internally developed and proprietary software and used in our software to perform key functions. We cannot assure you that technology licenses will continue to be available to us on commercially reasonable terms or at all. If we lose or cannot maintain any of these technology licenses, it could impede our provision of services and delay the introduction of new services. Any delay resulting from the acquisition or use of commercial software may have a material adverse effect on our business, results of operations and financial condition.

We may experience difficulty attracting and retaining quality employees, who if retained may not work well together, potentially limiting our ability to operate our business effectively.

     Our ability to grow will depend, in large part, on our ability to attract and retain highly qualified technical and managerial personnel. The combination of our business with the Cybergold business has resulted in faster growth and greater scale. After the distribution, without these benefits of a combined business, we may not experience the same success attracting quality employees.

     Competition for qualified personnel is intense, especially in the Bay Area where we are located. There is a risk that some key employees will depart as a result of the distribution. Lack of success in attracting qualified new employees could lead to lower than expected operating results, delays in the introduction of new services and a negative effect on our ability to acquire and support clients.

     The management team has been in place only for a few months, and may not be able to work as an effective team. Additionally, our performance is substantially dependent on the performance of its executive officers and key employees. We do not have "key person" life insurance policies on any of its employees. The loss of the services of any key employees or directors, particularly A. Nathaniel Goldhaber, Gary Fitts or Barry McCarthy, could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to adequately protect our intellectual property, third parties could use our intellectual property without our consent.

     Our operating results depend, in part, on our ability to protect our technology. Our products are primarily based on technology that was developed internally which we protect through a combination of confidentiality agreements and licensing arrangements. Unauthorized parties may attempt to obtain and use our proprietary information which might negatively affect the value of our stock. Policing unauthorized use of our proprietary information is difficult, and we do not know whether the steps we have taken will prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as the laws of the United States.

Our operating results would suffer if we were forced to defend against a protracted infringement claim or if a third party were awarded significant damages.

     There is a substantial risk of litigation regarding intellectual property rights in the on-line cash account and transaction industry. A successful claim of patent or other technology infringement against us and our failure or inability to license the infringed or similar technology could harm our business. Any claims, with or without merit, could:

 .  be time-consuming and costly to defend;

 .  divert management's attention and resources;

 .  cause delays in delivering services;

 . require the payment of monetary damages which may be tripled if the infringement is found to be willful;

 . result in an injunction which would prohibit us from offering a particular service; and

 . require us to enter into royalty or licensing agreements which may not be available on acceptable terms.

                          FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about MagnaCash and its industry. When used in this prospectus, the words expects, anticipates, estimates, intends and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Management's Discussion and Analysis," "Business of Magnacash" and elsewhere in this prospectus.

     These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                      WHY THIS PROSPECTUS WAS SENT TO YOU

     This prospectus is being delivered to you because you were an owner of Cybergold common stock on August 3, 2000. This entitles you to receive a distribution of one share of the common stock of our new company, MagnaCash, Inc., a Delaware corporation, for every two shares of Cybergold common stock owned by you on August 3, 2000. Although no action is required on your part to cause this to happen and you do not have to pay cash or other consideration to receive these shares, the distribution of these shares to you will have certain tax and other consequences, so please read the information in this document carefully. You do not need to surrender shares of Cybergold or MyPoints common stock to receive MagnaCash common stock in the distribution. The number of shares of Cybergold or MyPoints common stock you own will not change as a result of the distribution.

     This prospectus describes our business, the relationship between Cybergold and us, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of your shares of MagnaCash common stock once share transfer restrictions expire.

     80.1% of MagnaCash's common stock is being distributed to the Cybergold stockholders as described in this prospectus. Cybergold will have a 19.9% ownership interest in us after the distribution. Our board of directors will consist of up to nine directors. At the outset the board will consist of three directors and two of the MagnaCash directors will be former directors of Cybergold.

     The merger agreement pursuant to which MyPoints will acquire Cybergold contemplates the distribution of MagnaCash in connection with the merger. After thorough consideration, the board of directors of Cybergold determined that a distribution of shares of MagnaCash was in the best interest of the stockholders of Cybergold.

                               THE DISTRIBUTION

     Each Cybergold stockholder will receive one share of MagnaCash common stock for every two shares of Cybergold common stock held. Cybergold will retain 2,857,053 shares of MagnaCash common stock. As of July 31, 2000 Cybergold had approximately 21,150,174 shares of common stock outstanding.

     Distribution and Transfer Information. U.S. Stock Transfer Corporation will act as the distribution and transfer agent for the distribution. The distribution agent will mail stock certificates beginning on or about the distribution date.

     Record Date, Distribution Date. The record date for the distribution will be the close of business on August 3, 2000.

     No Fractional Shares. No fractional shares of MagnaCash common stock will be distributed.

     Trading Market. MagnaCash common stock will not be publicly traded for a period of time following the distribution, as described herein.

     The board of directors of Cybergold has declared a distribution to its stockholders, of one share of MagnaCash common stock for every two shares of Cybergold common stock held on August 3, 2000, the record date for the distribution. As a result of the distribution, 80.1% of the then outstanding MagnaCash common stock will be distributed to Cybergold's stockholders. The remaining 19.9% will be held by Cybergold. See "Description of MagnaCash's Capital Stock."

     Before September 30, 2000, Cybergold will complete preliminary internal restructuring transactions related to the MagnaCash business. On or before September 30, 2000, the transfer agent will mail the shares to the Cybergold stockholders of record as of the record date.

     No fractional shares will be issued as part of the distribution. Each person will receive one share of MagnaCash common stock for every two shares of Cybergold the person holds, rounded down to the nearest whole number.

     Cybergold stockholders will not be required to pay any cash or other consideration for the MagnaCash common stock received in the distribution. The distribution of the MagnaCash common stock to Cybergold stockholders will, however, have certain tax and other consequences, as discussed in this document.

     The general terms and conditions of the distribution and the arrangements between MagnaCash and Cybergold will be set forth in the License, Assignment and Assumption Agreement, the Tax Sharing Agreement, the Real Estate Matters Disclosure Agreement and the Transitional Services and Joint Operating Agreement. For more information regarding these agreements, please see "Arrangements between Cybergold and MagnaCash." Cybergold will pay the costs and expenses incurred in connection with the distribution, other than any corporate level taxes, which shall be paid by MagnaCash.

                               INVESTOR CONTACT

     MagnaCash and Cybergold stockholders with questions about the distribution should contact Wayne Wooddell at Cybergold's principal executive offices at 1330 Broadway, 15th Floor, Suite 1535, Oakland, California 94612; telephone
(510) 808-3700. This contact information will remain the same after the distribution.

                         REASONS FOR THE DISTRIBUTION

     The merger agreement pursuant to which MyPoints will acquire Cybergold contemplates the sale or distribution of the MagnaCash business in connection with the merger. After thorough consideration, the board of directors of Cybergold determined that a distribution of the MagnaCash business was in the best interest of the stockholders of Cybergold.

     Cybergold believes that the distribution of MagnaCash will significantly benefit Cybergold stockholders by:

 . separating the risks associated with developing an on-line cash transaction system from Cybergold's traditional focus on Internet rewards services; and

 . allowing Cybergold's near-term financial results to continue to reflect principally its traditional Internet consumer rewards business, as integrated with merger parent MyPoints' on-line direct marketing and loyalty programs business.

     After reviewing Cybergold's goals and objectives and considering other possible methods of enhancing the growth of MagnaCash and Cybergold, Cybergold's management and board of directors concluded that enhancing this business through the formation of MagnaCash and the distribution of MagnaCash would be in the best interest of Cybergold stockholders. Cybergold's board of directors approved the formation of MagnaCash and the distribution after consultation with Cybergold's management.

                                 TAX TREATMENT

     For tax and legal purposes, Cybergold will report the distribution of MagnaCash stock as a taxable event to Cybergold. In connection with the distribution of the stock of MagnaCash, Cybergold will recognize taxable gain generally equal to the difference between its tax basis in the shares of MagnaCash stock distributed and the fair market value of such shares at the time of the distribution.

                             BUSINESS OF MAGNACASH

     MagnaCash is a newly formed company that contains the account management and transaction enablement system developed by Cybergold, Inc., our corporate parent. Currently the system is in use to manage and permit the spending of cash awards earned by Cybergold members through their participation in Cybergold's on-line consumer incentives business. MagnaCash has been capitalized by Cybergold, and will initially continue to provide Cybergold account management and transaction enablement. Shares of MagnaCash's stock are being distributed to stockholders of record of Cybergold on August 3, 2000. The distribution of these shares to Cybergold stockholders is being made on or about September 29, 2000, pursuant to the merger agreement under which Cybergold will be acquired by MyPoints.

     MagnaCash is a provider of on-line payment infrastructure to on-line businesses. We offer an on-line funds transfer system that enables our clients to create individual accounts for their users. These on-line accounts store value, and can be credited by accepting transfers from credit cards. Additionally, these accounts can accept cash awards earned by users from promotional and other activities.

     Users can apply funds from these accounts to credit cards, transmit them to bank accounts, or use them to make purchases directly from merchants who participate in the MagnaCash payment system. Transfers between accounts within the system occur immediately. For example, merchants receive immediate credit when accepting payment from a consumer. Transfers of funds out of the system are credited immediately within the system, but are subject to standard bank and credit card protocols for audit outside the system.

     We currently manage 9,000,000 accounts on behalf of one client, Cybergold, Inc., our former corporate parent where the payment infrastructure business conducted by us was developed. Over 50 merchants and organizations currently participate in the MagnaCash system.

     Industry Background

     The Internet has emerged as a substantial vehicle for conducting commerce. According to e-Marketeer, worldwide business to consumer e-commerce revenue is projected to be nearly $200 billion by year 2003. Worldwide business to business e-commerce revenue is projected to exceed $1.2 trillion by year 2003, according to e-Marketeer. These revenue projections represent the total value of goods and services sold across the Internet. This monetary value can be transferred physically, by exchanges of cash, checks, money orders or the presentation of a credit card or numerical information from it, or electronically, by such means as wire transfers and payment mechanisms that use the electronic communications networks, including the Internet, to transmit and effect a transfer of value. MagnaCash believes that an increasing percentage of payments underlying e-commerce are being made on-line and that this percentage will continue to grow.

     Today, most on-line payment transactions are processed through two existing electronic payment systems--the automated clearing house (ACH) and credit cards. The ACH is a system operated by the nation's depository institutions through which monetary transactions are transmitted electronically between financial institutions. The ACH is a batch-processing, store-and-forward system. Transactions received from a merchant during the day by a financial institution are stored and processed later in a batch mode. Rather than sending each transaction separately in real time, ACH transactions are accumulated and sorted by destination for transmission during a pre-determined time. Users can access the ACH system on-line by presenting merchants who choose to offer an ACH payment option with sufficient checking account information to permit a merchant to instruct its bank to debit the account of the user at the user's bank. Because ACH information is processed only episodically and often must pass through two financial institutions and the ACH system operator (the institution where the deposit was made, the institution where the account is maintained and the Federal Reserve Bank or other ACH operator), it can take up to 72 hours for an ACH transaction to "clear," or result in the confirmation of available funds to the merchant. ACH transactions typically require users to enter 20 or more digits from the face of a physical check representing the user's account number and bank identification numbers, as well as other personal information.

     Credit cards are the dominant payment tool on the Internet today. Through the major credit card networks, users can complete payment transactions with virtually every on-line merchant. However, there are disadvantages for both users and merchants in using credit cards in many situations:

     .    Some Internet users do not possess credit cards.

     . Some Internet users are reluctant to use credit cards on-line because of security concerns.

     . Credit card usage can be cumbersome, requiring the typed entry of a 16 digit card number, four digit expiration date and personal information such as street address, city, state, zip code and telephone number.

     . Transaction costs associated with the acceptance of credit cards for on-line payments are high. Merchants typically pay a fee to process purchases using credit cards, ranging from as little as 1% to as much as 4% of the purchase price. These fees compensate the bank accepting a credit card deposit, the bank which issues the card and collects payment from the user, and in many cases the organization that provides clearing services between the various institutions. Because a credit card is not physically presented to the merchant when used on-line, the risk of fraudulent use is higher and, correspondingly, so are transaction fees, which typically range from 2.5% to over 50% for on-line transactions. Total transaction fees for "low value" purchases of less than $5.00 by credit card over the Internet have the highest relative cost, and can, in some cases exceed 50% of the aggregate purchase price.

     We believe that opportunities for Internet users to make small dollar purchases on the Internet will grow substantially as business models develop for the sale of digital content, such as individual songs and movies, to individual users. We believe that Internet portals and other Internet sites will find increasingly compelling reasons to sponsor accounts for users in order to capture revenue and transaction flow from this development.

     The MagnaCash Solution

     We offer an on-line payment infrastructure that allows its customer clients to establish on-line "accounts" for Internet users. Users create balances in these accounts by transferring funds from their bank account or a certain major credit card, or perhaps by participating in activities sponsored or permitted by our clients. Users can spend account balances over the Internet with any merchant who participates in our payment system. Users can also transfer account balances to a certain major credit card.

     The MagnaCash system offers:

     . Instantaneous payment and cost effectiveness for merchants. Our system operates by establishing a notational account for each user and each merchant who participates in the system. Funds or cash awards deposited or received by users with accounts are deposited n commingled FDIC insured accounts maintained at banks and are credited to the user within our system. We are not a bank, and the notational accounts are not bank accounts and are not FDIC-insured. When a user spends funds with a member merchant, we debit the user's account and credit the merchant's account instantaneously, charging the merchant a small processing fee. Merchants receive credit for funds without the delays of the ACH process. Because the system is simple, does not require the transfer of custody of funds, and is self-contained, the transaction fees associated with our service are substantially lower than those associated with accepting credit cards for both large and small value transactions. Over 50 merchants accept direct payments from our system.

     . New revenue opportunities for clients. The creation of on-line accounts affords clients opportunities to increase revenues from their users, and simultaneously save costs. Virtually any organization can issue MagnaCash accounts and reap the associated rewards. Clients implementing accounts with us: (i) share in transaction revenues generated by its customers from merchants participating in our payment system; (ii) increase the chance of capturing rebates or rewards issued to users by making it easier to spend such rebates and awards at the clients' own sites; (iii) realize an opportunity to reduce costs by issuing rebates and awards on-line rather than through more expensive methods like paper checks; and (iv) potentially increase customer retention by providing customers with the ability to make cash purchases on-line.

     . Easy accessibility and easily customized features. We provide access to our account management and payment system using an application service provider, or ASP, model. We host the software necessary to operate the basic payment system infrastructure on our servers and interconnect with merchants and the ACH and credit card systems through the Internet. Clients desiring to establish an account system for users may do so through MagnaCash without any need to understand, install or operate the complex systems necessary providing this service. We offer our service on a private label basis, and can customize its look and feel for individual clients. Our initial client is Cybergold, for which we will manage approximately 9,000,000 user accounts.

     . Simplicity for users. Our system uses the email addresses of users as account names. Each user establishes a unique personal identification number, or PIN, for the account. The PIN provides authentication when the user logs into the system. Once logged on, a user may make view account balances, make purchases or request remission of balances to a credit card or to a bank account through the ACH with a few mouse clicks, and add funds to their account using the ACH or credit card transfers on a real time basis. We anticipate adding functions in the near future that will permit credits and debits to accounts to be made by mail as well.

     Strategy

     Our objective is to become a leading provider of on-line payment services through executing the following strategies:

     . Increase substantially the number of merchants accepting payment through our system. The value of our payment system to clients and users increases substantially as the number of merchants accepting payment through it grows. We intend to establish an internal sales force and create strategic alliances with others to increase the number of merchants participating in our payment system.

     . Increase the number of clients to which we provide on-line, private-label account management services. We intend to invest in marketing and sales efforts to form strategic alliances with other companies which understand the value of enabling on-line purchases with cash accounts.

     Services and Technology

     On-line account  management

     Our clients are typically Internet businesses. We enable our clients to offer their users an on-line cash account. Magnacash manages the accounts and provides all the customer service. We host the accounts and account information on our servers, and provide security for the accounts using a combination of internally developed and commercially available software.

     We intend to provide account management services in exchange for a monthly fee. We also anticipate charging customers for consulting and design fees in connection with the implementation of a payment system for them. To date, our client for account management services is Cybergold, which pays a monthly management fee for our management of its accounts.

     Our clients may be subject to applicable federal and state money transfer laws and regulations regarding privacy and money transfers. While we believe MagnaCash itself is not subject to such laws and regulations, it may alter its account management services in response to regulations and laws affecting its clients.

     Payment system services

     Over 50 merchants and organizations are currently part of our on-line payment system and accept payments made directly from user accounts in that system. The payment process is enabled through "The Mint," client software installed on the servers of participating merchants. The Mint facilitates the real-time transmission of merchant data necessary to process the payment portion of a commerce transaction between a user of MagnaCash's system and the merchant. The Mint is compatible with most major commerce systems installed at merchants, and can be installed in most configurations in less than one day and in most cases less than six hours. We provide technical assistance in connection with such installations to merchants who request it, presently without charge.

     Technology

     We have developed a scaleable technology infrastructure that manages on-line cash accounts, and executes on-line incentive and payment transactions between these accounts. We license this technology from Cybergold, and its principal authors have moved from Cybergold to MagnaCash, where they will continue its development. There are two proprietary components to this technology infrastructure:

     - The MagnaCash Mint is a distributed link to our electronic commerce payment service. The Mint runs on our servers and on the servers of our clients and merchants. One unique feature of the Mint is that it can generate both incentive reward transactions and on-line payments for consumer purchases (allowing merchants to offer rebates and incentives along with payments, something not possible with credit cards). To make world-wide distribution possible, the Mint employs a cryptographic system called HMAC-MD5 that offers full 128-bit security without export controls.

     - The MagnaCash Payment Servers are our real-time transaction processing engine. This engine is optimized for high-volume financial transactions, and we can process higher volumes of transactions by simply adding additional hardware to our system. The Payment Servers communicate with consumer browsers using SSL, the industry-standard Internet security protocol, to safeguard all private user information.

     Our Payment Servers include proprietary modules for handling:

 . interactive transactions;
 . background transactions for off-line incentive programs;
 . consumer account management and on-line statements;
 . Transfers from a major credit card and bank (ACH) transfers and charity donations;
 . transaction reversal and dispute management;
 . real-time risk management with velocity checking and fraud detection;
 . context-sensitive help; and
 . automated customer assistance with escalation to our separate Customer Service system.

     Using our technology infrastructure, Internet merchants may offer MagnaCash as one choice of payment method. Typical MagnaCash transactions begin when the user encounters an opportunity to spend at an associated or affiliated internet site. The merchant's internet servers use the Mint to generate payment transaction details. These transactions are sent on-line to the MagnaCash payment servers, which move funds from the user's accounts to the merchant's account.

     In addition to our proprietary technology discussed above, the MagnaCash system incorporates third-party software including Sybase SQL Servers, Sun Solaris platforms, and Apache Internet servers. Consumers access our system with standard Internet browsers such as Netscape Navigator and Microsoft Internet Explorer. We do not require consumers to download any software to process payments or rewards.

     Competition

     The on-line payment industry is embryonic, intensely competitive and characterized by declining average selling prices. Competition in our markets is primarily affected by the ability to provide reliable service with a low transaction cost and to secure merchant and client partnerships to provide user bases and spending outlets.

     We compete primarily with credit cards and other Internet payment mechanisms such as gift certificate currencies (companies such as Flooz), stored value cards or mechanisms (companies such as WebCertificates) and money-like rewards units earned by visiting sites (companies such as Beenz). We expect increased competition from existing competitors and from a number of companies that may enter the on-line payment market, as well as future competition from companies that may offer new or emerging technologies, such as wireless. In addition, many of our current and potential competitors have significantly greater financial, technical and marketing resources than we have. Our failure to successfully compete in our markets would have a material adverse effect on our business, financial condition and results of operations.

     Intellectual Property and Licenses

     As of the effective date of this registration statement, we have issued no United States or foreign patents and have no U.S. or foreign patent applications pending. Moreover, while we, where appropriate, will apply for patents relating to the design of our products, our products are based in part on standards and MagnaCash does not hold patents or other intellectual property rights for such standards. We intend to seek patents on this technology where appropriate. We have applied for trademark protection for "MAGNACASH." Notwithstanding its patent, trademark, and copyright position, we believe that, in view of the rapid pace of technological change in the on-line payments industry, the technical experience and creative skills of its engineers and other personnel are the most important factors in determining our future technological success.

     Intellectual Property and Licenses From Cybergold to MagnaCash

     As of the separation date, Cybergold will grant MagnaCash an exclusive, perpetual, royalty-free, fully paid, irrevocable worldwide license to use all the Cybergold owned software necessary for the MagnaCash system to operate in the payments marketplace, and a sublicense under the same terms for the necessary intellectual property Cybergold does not own. Cybergold will assign to MagnaCash the trademarks for "mint" and "The Mint."

     Employees

     As of August 1 we will have approximately 25 employees. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe our employee relations are good.

     Our future success is heavily dependent upon our ability to hire and retain qualified technical, marketing and management personnel. We are currently seeking certain additional engineering, marketing and management personnel. Our success in the future will depend in part on the successful assimilation of such new personnel.

     Competition for qualified personnel in our industry and geographical location is intense, and there can be no assurance that we will be successful in attracting, retaining and motivating a sufficient number of qualified personnel to conduct its business in the future.

     Properties

     Our headquarters occupy approximately 7,258 square feet of leased office space at 1330 Broadway, Oakland, California. This space is sub-leased from Cybergold, based on an initial lease that extends through July 30, 2005, with an option to lease the space for an additional three-year term, and includes a right of first refusal on additional sub-lease space, which may become available from Cybergold in the building. We believe our office space is adequate to meet our needs for the next 12 months, and we expect our growth for the next 24 months to be accommodated by our existing space plus our right of first refusal on additional office space made available from Cybergold.

     Legal Proceedings

     From time-to-time MagnaCash may become party to certain litigation or legal claims. MagnaCash is not currently party to any litigation or legal claims.

                            SELECTED FINANCIAL DATA

Selected Financial Data

     The selected financial data set forth below with respect to our statements of operations for the year ended December 31, 1999 and with respect to our balance sheet as of December 31, 1999, are derived from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and which are included elsewhere herein. The selected financial data set forth below with respect to our statements of operations for the six month periods ended June 30, 1999 and 2000, has not been audited. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere herein.

                                                                  Year Ended          Six Months Ended June 30,
                                                                 December 31,           1999            2000
                                                                     1999            (Unaudited)     (Unaudited)
Net revenues..........................................          $     4,347             $   1,254             $   7,725
Cost of revenues......................................               36,109                17,345                26,452
                                                                -----------             ---------             ---------
Gross margin..........................................              (31,762)              (16,091)              (18,727)
Sales and marketing expenses..........................              295,880                98,833               412,790
General and administrative expenses...................              122,500                36,185               115,233
Research and development expenses.....................              281,173               107,497               266,601
Amortization of deferred compensation.................              304,177               284,298                18,402
                                                                -----------             ---------             ---------
Operating loss........................................           (1,035,492)             (542,904)             (831,753)
                                                                -----------             ---------             ---------
Loss before income taxes..............................           (1,035,492)             (542,904)             (831,753)
                                                                -----------             ---------             ---------
Net loss..............................................          $(1,035,492)            $(542,904)            $(831,753)
                                                                ===========             =========             =========

                                                                                     December 31,
                                                                                     ------------
                                                                                     1999
                                                                                     -------
            Balance Sheet Data
            Cash and cash equivalents....................................                    $      0
            Working capital..............................................                     (52,503)
            Total assets.................................................                     380,682
            Total stockholders' equity...................................                     328,179



                     MANAGEMENT'S DISCUSSION AND ANALYSIS

     You should read the following discussion of the financial condition and results of operations of MagnaCash together with the financial statements and the notes to such statements included elsewhere in this report. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about MagnaCash and our industry. These forward-looking statements involve risks and uncertainties. MagnaCash's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section and elsewhere in this report. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

     Overview

     MagnaCash is a newly formed company that contains the account management and transaction enablement system developed by Cybergold, Inc., its corporate parent. Currently the system is in use to manage and permit the spending of cash awards earned by Cybergold members through their participation in Cybergold's on-line consumer incentives business.

MagnaCash's operations were a division of Cybergold and not a separate legal entity. The technology utilized by MagnaCash was developed by Cybergold for use in its business. On or about January 1, 1999, the management of Cybergold decided to develop MagnaCash into a separate business venture in addition to being a servicing vehicle for Cybergold. As a result, the financial information presented in this Registration Statement is for the period beginning January 1, 1999. MagnaCash has been capitalized by, and will initially continue to provide account management and transaction enablement services to, Cybergold.

     Our revenues consist primarily of fees paid to us for each payment transaction between merchants and users through our transaction system. Users normally earn rewards by responding to on-line advertisements with a specific action such as filling out a survey or registering for services. Users spend their cash rewards or use cash transferred to their account from a certain major credit card to purchase services or products through our merchants' site or other sites using our system. These transaction fees are not recognized until the transaction has been completed.

     Our transaction revenues are driven by a number of factors, including:

     .  the number of clients using our payment system;

     .  the size and growth of our clients' membership base that we manage;

     .  the number of transactions performed by each member; and

     .  the average revenue per transaction.

     MagnaCash has generated transaction revenues of $4,347 for the year ended December 31, 1999 and $1,254 and $7,725 for the six month periods ending June 30, 1999 and 2000, respectively.

     The cost of revenues represent transaction fees paid to various banking organizations for transferring balances to or from credit cards or bank accounts. Gross margin on transaction revenues may fluctuate based on the nature of the transactions processed in any given period.

     We incurred a net loss of approximately $1,035,000 in the year ended December 31, 1999. We plan to continue to build infrastructure and expand client recruitment efforts which may contribute to losses in the future.

     Our limited operating history makes it difficult to forecast future operating results. Although we have experienced revenue growth in recent quarters, we cannot be certain that revenues will increase at a rate sufficient to achieve and maintain profitability. Even if we were to achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

     In connection with the granting of options to MagnaCash employees and consultants to purchase Cybergold common stock during 1998 and 1999, we recorded deferred compensation of $503,272 representing the difference between the exercise price of options granted and the deemed fair market value of Cybergold's common stock at the time of grant. We will amortize this deferred compensation as an expense over the vesting periods of the related options. Total deferred compensation expenses recognized during the year ended December 31, 1999 was $304,177.

     Year Ended December 31, 1999

     Revenues

     Total Revenues, which consisted completely of transaction revenues, were $4,347 for the year ended December 31, 1999. The Company had no revenue or operations during the year ended 1998 as the inception of the Company was January 1999. All transaction revenues earned for the year ended December 31, 1999 related to

Cybergold members spending cash awards earned through their participation in Cybergold's on-line consumer incentives business

     Cost of Revenues

     Overall cost of revenues were $36,109 for the year ended December 31, 1999. The cost of revenues represent transaction fees paid to various banking organizations for transferring balances to or from credit cards or bank accounts. MagnaCash generated a negative gross margin of $31,762 or 731% for the year ended December 31, 1999. We expect overall gross margin to continue to fluctuate as a result of the overall variation in the mix transaction revenue and new products MagnaCash plans to introduce.

     Sales and Marketing Expenses

     Sales and marketing expenses were $295,880 for the year ended December 31, 1999. Sales and marketing costs relate primarily to salaries for the sales and marketing employees of MagnaCash. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $76,385 or 47% of the Cybergold overhead costs allocated to MagnaCash to sales and marketing expenses. We expect that sales and marketing expenses will continue to increase as we expand our operations and sales efforts to attract additional clients.

     General and Administrative Expenses

     General and administrative expenses were $122,500 for the year ended December 31, 1999. General and administrative expenses consist primarily of depreciation expense. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $31,878 or 20% of the Cybergold overhead costs allocated to MagnaCash to general and administrative expenses. We expect that general and administrative expenses will continue to increase as we expand our operations and incur additional costs related to being a public company.

     Research and Development Expenses

     Research and development expenses were $281,173 for the year ended December 31, 1999. Research and development expenses consist primarily of salaries for the research and development employees of MagnaCash as well as third party computer hosting costs. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $52,937 or 33% of the Cybergold overhead costs allocated to MagnaCash to
research and development expenses.   We expect product development costs to
continue to increase as we continue to build features and functionality into our system.

     Amortization of Deferred Compensation Expense

     In connection with the granting of options to purchase Cybergold common stock to certain MagnaCash employees and consultants during the year ended December 31, 1998 and 1999, we recorded deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of our common stock at the time of grant. Amortization of deferred compensation in the year ended December 31, 1999 was $304,177.

     Income Taxes

     We recorded a net loss of $1,035,492 for the year ended December 31, 1999. For federal and state tax purposes, no provision for income taxes was recorded, and no tax benefit has been recognized due to the uncertainty of realizing future tax deductions for these losses.

     Six Months Ended June 30, 1999 and 2000

     Revenues

     Total Revenues were $1,254 and $7,725 for the six months ended June 30, 1999 and 2000, respectively, representing an increase of 6,471 or 516%. All transaction revenues earned for the year ended December 31, 1999 related to Cybergold members spending cash awards earned through their participation in Cybergold's online consumer incentives business. Revenues increased proportionally with the increase in the number of Cybergold members using our service.

     Cost of Revenues

     Overall cost of revenues were $17,345 and $26,452 for the six month periods ended June 30, 1999 and 2000, respectively, representing an increase of $9,107 or 53%. This increase relates directly to the increase in total revenues and the increase in the number of Cybergold members spending cash awards earned through their participation in Cybergold's online consumer incentives business. Cost of revenues represent fees paid to various banking organizations as our client's members transfer earned balances to a bank account or a certain major credit card or spent in a payment transaction. MagnaCash generated negative gross margins of $16,091 or 1,283%, and $18,727 or 242% for the six month periods ended June 30, 1999 and 2000, respectively. We expect overall gross margin to continue to fluctuate as a result of the overall variation in the mix transaction revenue and new products MagnaCash plans to introduce.

     Sales and Marketing Expenses

     Sales and marketing expenses were $98,833 and $412,790 for the six month periods ended June 30, 1999 and 2000, respectively, representing an increase of $313,957 or 318%. Sales and marketing costs relate primarily to salaries for the sales and marketing employees of MagnaCash. The increase in sales and marketing expenses relates directly to the increased number of MagnaCash employees in this department. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $28,112 or 47%, and $32,697 or 50% of the Cybergold overhead costs allocated to MagnaCash to sales and marketing expenses for the six month periods ended June 30, 1999 and 2000, respectively. We expect that sales and marketing expenses will continue to increase as we expand our operations and sales efforts to attract additional clients.

     General and Administrative Expenses

     General and administrative expenses were $36,185 and $115,233 for the six month periods ended June 30, 1999 and 2000, respectively, representing an increase of $79,048 or 218%. General and administrative expenses consist primarily of depreciation expense. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $11,482 or 20%, and $16,349 or 25% of the Cybergold overhead costs allocated to MagnaCash to general and administrative expenses for the six month periods ended June 30, 1999 and 2000, respectively. We expect that general and administrative expenses will continue to increase as we expand our operations and incur additional costs related to being a public company.

     Research and Development Expenses

     Research and development expenses were $107,497 and $266,601 for the six month periods ended June 30, 1999 and 2000, respectively, representing an increase of $159,104 or 148%. Research and development expenses consist primarily of salaries for the research and development employees of MagnaCash as well as third party computer hosting costs. The increase in research and development expenses relates directly to the increased number of MagnaCash employees in this department. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $20,067 or 33%, and $16,349 or 25% of the Cybergold overhead costs allocated to MagnaCash to research and development expenses for the six month periods ended June 30, 1999 and

2000, respectively. We expect product development costs to continue to increase as we continue to build features and functionality into our system.

     Amortization of Deferred Compensation Expense

     In connection with the granting of options to purchase Cybergold common stock to certain MagnaCash employees and consultants during the year ended December 31, 1998 and 1999, we recorded deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of our common stock at the time of grant. Amortization of deferred compensation amounted to $284,298 and $18,402 for the six month periods ended June 30, 1999 and 2000, respectively, representing a decrease of $265,896 or 94%. The decrease in deferred compensation expense relates to the vesting, during the six months ended June 30, 1999, of a significant portion of the options granted during 1998 and 1999.

     Income Taxes

     We recorded net losses of $542,904 and $831,753 for the six month periods ended June 30, 1999 and 2000, respectively. For federal and state tax purposes, no provision for income taxes was recorded, and no tax benefit has been recognized due to the uncertainty of realizing future tax deductions for these losses.

     Liquidity and Capital Resources

     Since inception, we have been dependent upon and financed our operations exclusively from funding provided by Cybergold.

     Net cash used in operating activities was $209,207 and $705,125 for the six month periods ended June 30, 1999 and 2000, respectively, and consisted of our net loss, adjusted for amortization of deferred compensation, depreciation expense and changes in accrued liabilities.

     Net cash used in investing activities was $63,413 and $188,632 for the six month periods ended June 30, 1999 and 2000, respectively, and consisted primarily of the purchase of property and equipment.

     Net cash provided by financing activities was $272,620 and $893,757 for the six month periods ended June 30, 1999 and 2000, respectively, and consisted entirely of capital contributions from Cybergold

     We currently anticipate that our available cash resources will be sufficient to meet our anticipated working capital and capital expenditure requirements through August 2001. However, we may need to raise additional funds sooner to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If adequate funds are not available on acceptable terms, our business, results of operations and financial condition could be harmed. See "Risk Factors -- We may need more working capital to expand our business, and our prospects for obtaining additional financing are uncertain."

     Recent Accounting Pronouncements

     In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of the start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted the SOP during the year ended December 31, 1999. The adoption of the SOP did not have a material impact on our financial statements.

     In March 1998, the American Institute of Certified Public Accountants issued SOP No. 98-1, "Software for Internal Use." The adoption of SOP No. 98-1 has not had a material impact on our financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We do not expect the adoption of SFAS No. 133 to have a material impact on our financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. We will adopt SAB 101 as required in the first quarter of 2000 and are evaluating the effect that such adoption may have on our results of operations and financial position.

     Liquidity and Capital Resources

     Since inception, we have been dependent upon and financed our operations exclusively from funding provided by Cybergold.

     Net cash used in operating activities was $588,223 for the year ended December 31, 1999 and consisted of our net loss, adjusted for amortization of deferred compensation, depreciation expense and changes in accrued liabilities.

     Net cash used in investing activities was $471,271 for the year ended December 31, 1999 and consisted primarily of the purchase of property and equipment.

     Net cash provided by financing activities was $1,059,494 for the year ended December 31, 1999 and consisted entirely of capital contributions from Cybergold

     Year 2000 Issues

     During 1999, the Company conducted an overall assessment of the software underlying our Internet-based programs as well as our Internet site and related technology infrastructure and determined it to be Year 2000 compliant. The Company also contacted the vendors of third-party hardware and software we use in order to gauge their Year 2000 compliance. Based on these vendors' representations and the activities we have conducted, we believe that the third-party hardware and software we use are Year 2000 compliant.

     As of 12:01 AM January 1, 2000, we executed a full security check and validation of our site, as well as our partner merchants. There were no Year 2000 issues found within our site or the sites of our partner merchants. In cases where there was a potential Year 2000 problem, we removed the merchant from our site until the potential problem was corrected. This affected less than 1 percent of our merchants.

     Since January 1, 2000, we have not encountered any material issues relating to the Year 2000. The costs associated with correcting reported issues have not been and are not expected to be material. However, some Year 2000 issues may not be discovered until well after January 1, 2000. The Company intends to continue to prioritize reports of such issues and correct significant related problems.

     Qualitative and Quantitative Disclosures About Market Risk

     Disclosure Regarding Forward-Looking Statements

     Certain statements contained in or incorporated by reference into this prospectus, including, but not limited to, those regarding our financial position, business strategy, acquisition strategy and other plans and objectives for future operations and any other statements that are not historical facts constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that the actual results or developments that we anticipate will be realized or, even if substantially realized, that they will have expected effects on our business or operations. These forward-looking statements are based on management's expectations and beliefs concerning future events impacting our business and operations and are subject to uncertainties and factors (including, but not limited to, those specified under the heading "Risk Factors" below) that are difficult to predict and, in many instances, are beyond our control. As a result, our actual results may differ materially from those expressed or implied by any such forward-looking statements.

                                  MANAGEMENT

     The following table lists the names, ages and positions of all directors and executive officers of MagnaCash as of the distribution date. There are no family relationships between any director or executive officer and any other director or executive officer of MagnaCash. Executive officers serve at the discretion of the board of directors.

Name                               Age                      Position
-------------------------------  -------  ----------------------------------------------------
A. Nathaniel Goldhaber             52     Chairman

Barry McCarthy                     36     President and Chief Operating Officer; Director

Gary Fitts                         54     Chief Technology Officer; Director

Eli Rosner                         43     VP, Engineering Services

Neta Klein                         54     VP, Operations

Chairman--A. Nathaniel Goldhaber
--------------------------------

Nat Goldhaber is Founder and Chief Executive Officer of Cybergold, Inc. He is a well-known innovator in commercial aspects of the Internet. Previously he served as head of Centram Systems West, which developed TOPS, the first IBM/MacIntosh local area network, and as Chief Executive Officer of Kaleida, the multimedia joint venture between IBM and Apple. Mr. Goldhaber was also President of Cole Gilburne Goldhaber & Ariyoshi Management, Inc., a venture capital firm focused on high-technology development. He founded Cybergold in 1996 and continues to serve on the boards of several high-tech companies. He is a frequent columnist, guest speaker, and a Director of the University of California, Berkeley, College of Letters and Sciences.

President & COO; Director--Barry McCarthy
-----------------------------------------

Barry C. McCarthy joined Cybergold in March 2000 to lead the commercialization of the payment business. Mr. McCarthy brings to MagnaCash more than 14 years of Banking and Consumer Products experience. He joined Cybergold from Wells Fargo & Company, San Francisco, where he started in 1998 and was most recently vice president and general manager of ATM Banking group. During his time at Wells Fargo, Mr. McCarthy created the first scaleable internet-connected ATMs and the first ATM screen and receipt advertising program - Media Express ATM Network, and lead the first broad deployment of talking ATMs for the blind. Before Wells Fargo, Mr. McCarthy was at Procter & Gamble Company, Cincinnati, Ohio, for more than 11 years, beginning in 1986, where he held positions of increasing responsibility in Sales and Marketing Management. This included responsibilities for several of Procter and Gamble's key products.

CTO; Director--Gary Fitts
-------------------------

Gary Fitts oversees the technical design of the MagnaCash system, and was the original architect of the Cybergold systems which remain in operation powering MagnaCash. Mr. Fitts has worked with Cybergold & MagnaCash founder Nat Goldhaber since 1984, when the two developed the TOPS Local Area Network at Centram Systems West. Mr. Fitts remained in charge of the TOPS product line following Sun Microsystems Inc.'s acquisition of Centram in 1987. While at Sun Microsystems, Gary was named a Sun Distinguished Engineer. In 1996, he rejoined Nat Goldhaber to help launch Cybergold.

VP, Engineering--Eli Rosner
---------------------------

Eli Rosner has almost 20 years of experience developing software and building engineering teams, from inception and analysis through development to deployment and customer support. Prior to joining MagnaCash, Mr. Rosner was CTO at The Pathways Group where he designed Smart Card based applications and managed a high volume transaction database system spread over multiple locations. As Vice President Engineering at BuyerForce, Mr. Rosner participated in the strategy, design and development of a business to business collaborative environment that brings buyers and sellers together. He implemented cutting edge standards based technologies like Enterprise Java Beans. As Vice President for Software Development at SL Corporation, Mr. Rosner helped the company in pre-sales and post sales support and helped the company secure multi-million dollar contracts.

VP Operations--Neta Klein
-------------------------

Neta Klein brings to MagnaCash more than 20 years of operations experience in the Legal, Insurance, and Healthcare industries. Prior to joining MagnaCash Ms. Klein was VP of Operations/Business Development and Regional Manager for the Doctors' Company a nation wide professional liability carrier. During her tenure with TDC, Ms. Klein spearheaded the company's strategic expansion through merger and acquisition and most recently established and directed the first stand-alone regional operation serving 8 mid-western states. Before joining TDC in 1996, Ms. Klein was the Director of Risk Management and Insurance Services for UniHealth, a self insured hospital management company, were she constructed and directed an all inclusive claims and risk management operation for 12 hospitals in southern California. Ms. Klein spent over 13 years in Farmers/Truck Insurance Exchange were she held positions of increasing responsibility in the Insurance/Legal operations management, and where she designed and implemented litigation management programs, agency- claims operations procedures and tracking systems for fraud indicators and cost containment.

Compensation of Directors

     We will reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Following the distribution our non-employee directors will receive automatic annual grants of stock options pursuant to our 000 Omnibus Equity Incentive Plan.

Board Committees

     The full board of directors will act as the audit committee and the compensation committee.

Election of Directors

     The board of directors is divided into three classes, each of whose members will serve for a staggered three-year term. Mr. Fitts will serve in the class whose term expires in 2001; Mr. Goldhaber will serve in the class of directors whose term expires in 2002; and Mr. McCarthy will serve in the class of directors whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which that term expires.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exist between any member of our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Executive Compensation

     Prior to the distribution Cybergold has paid the compensation provided to our offices and employees. In addition, to date MagnaCash has not awarded options under the MagnaCash 2000 Omnibus Equity Incentive Plan.

2000 Omnibus Equity Incentive Plan
----------------------------------

     Share Reserve. Our board of directors will adopt our 2000 Omnibus Equity Incentive Plan on or about the date of the distribution. Our stockholders will also approve this plan. We have reserved 5,000,000 shares of our common stock for issuance under the 2000 Omnibus Equity Incentive Plan. On January 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically increase by 5% of the total number of shares of common stock that are outstanding at that time or, if less, by 1,500,000 shares. In general, if options or shares awarded under the 2000 Omnibus Equity Incentive Plan are forfeited, then those options or shares will again become available for awards under the 2000 Omnibus Equity Incentive Plan. We have not yet granted any options under the 2000 Omnibus Equity Incentive Plan.

     Administration. A committee of our board of directors administers the 2000 Omnibus Equity Incentive Plan. The committee has the complete discretion to make all decisions relating to the interpretation and operation of our 2000 Omnibus Equity Incentive Plan. The committee has the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be (if any), and what the other features and conditions of each award will be. The committee may also reprice outstanding options and modify outstanding awards in other ways.

     Eligibility. The following groups of individuals are eligible to participate in the 2000 Omnibus Equity Incentive Plan:

     -    Employees,

     -    Members of our board of directors who are not employees, and

     -    Consultants.

     Types of Award. The 2000 Omnibus Equity Incentive Plan provides for the following types of award:

     -    Incentive stock options to purchase shares of our common stock,

     -    Nonstatutory stock options to purchase shares of our common stock,

     -    Restricted shares of our common stock,

     -    Stock appreciation rights, and

     -    Stock units.

     Options. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 2000 Omnibus Equity Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price is 85% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:

     -    Cash,

     -    Shares of common stock that the optionee already owns,

     - A full-recourse promissory note, except that the par value of newly issued shares must be paid in cash,

     - An immediate sale of the option shares through a broker designated by us, or

     -    A loan from a broker designated by us, secured by the option shares.

     Options vest at the time or times determined by a committee. In most cases, our options will vest over a four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier. The 2000 Omnibus Equity Incentive Plan provides that no participant may receive options covering more than 500,000 shares in the same year, except that a newly hired employee may receive options covering up to 1,000,000 shares in the first year of employment.

     Restricted Shares. Restricted shares may be awarded under the 2000 Omnibus Equity Incentive Plan in return for:

     -    Cash,

     - A full-recourse promissory note, except that the par value of newly issued shares must be paid in cash,

     -    Services already provided to us, and

     - In the case of treasury shares only, services to be provided to us in the future.

Automatic Option Grants to Directors

     Initial Grants. Only the non-employee members of our board of directors will be eligible for option grants under the automatic option grant program. Each non-employee director who first joins our board after the effective date of this offering will receive an initial option for 15,000 shares. That grant will occur when the director takes office. The initial options vest in full on the first year anniversary of the date of grant.

     Annual Grants. At the time of each of our annual stockholders, meetings, beginning in 2001, each non-employee director who will continue to be a director after that meeting will automatically be granted an annual option for 7,500 shares of our common stock. However, a new non-employee director who is receiving the 15,000-share initial option will not receive the 7,500-share annual option in the same calendar year. The annual options vest in full on the first year anniversary of the date of grant.

     The exercise price of each non-employee director's option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. The non-employee directors' options have a 10-year term, except that they expire one year after a director leaves the board (if earlier). If a change in control of Cybergold occurs, a non-employee director's option will become fully vested unless the accounting rules applicable to a pooling of interests preclude acceleration. Vesting may accelerate as determined by the committee if the optionee retires after age 65, dies or is disabled.

     Stock Appreciation Rights. We may award stock appreciation rights under the 2000 Omnibus Equity Incentive Plan. Each agreement evidencing stock appreciation rights will inform the holder when such rights may be exercised. Stock appreciation rights may be exercised for shares of common stock, cash or a combination of cash and shares. No participant may receive stock appreciation rights for more than 500,000 shares in the same year, except that a newly hired employee may receive stock appreciation rights for up to 1,000,000 shares.

     Stock Units. We may award stock units under the 2000 Omnibus Equity Incentive Plan. The stock units may be subject to vesting. Stock units may be settled for shares of common stock, cash or a combination of cash and shares.

     Buy Outs. In our sole discretion, we may offer to buy out for cash an option or authorize an optionee to cash out an option that was previously granted.

     Deferral of Awards. We may permit or require a participant to have cash that would be paid to the participant for exercise of a stock appreciation right or settlement of a stock unit credited to a deferred compensation account. We may also permit shares that would be delivered for exercise of an option or stock appreciation right converted into an equal number of stock units or converted into amounts that would be credited to a deferred compensation account.

Change in Control.

If a change in control of MagnaCash occurs, an option or other award under the 2000 Omnibus Equity Incentive Plan will become fully vested if the option or other award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another award on substantially the same terms. A change in control will not cause accelerated vesting even if outstanding awards are not assumed if such acceleration would prevent a pooling of interest accounting treatment.

     A change in control includes:

     - A merger of MagnaCash after which our own stockholders own 50% or less of the surviving corporation or its parent company,

     -    A sale of all or substantially all of our assets,

     - A proxy contest that results in the replacement of more than one-third of our directors over a 24-month period, or

     - An acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to MagnaCash (such as a holding company owned by our stockholders).

     Amendments or Termination. Our board may amend or terminate the 2000 Omnibus Equity Incentive Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 2000 Omnibus Equity Incentive Plan will continue in effect indefinitely, unless the board decides to terminate the plan earlier.

                        SECURITY OWNERSHIP OF MAGNACASH

     Immediately prior to the distribution of MagnaCash common stock, all of the outstanding MagnaCash shares will be held by Cybergold. The following table sets forth the projected beneficial ownership of MagnaCash shares immediately following the distribution by (i) each person known by the company to own beneficially more than five percent (5%) of the outstanding Common Stock of the company; (ii) each of the company's Directors; (iii) each of the our executive officers of the Company and (iv) all Directors and executive officers as a group.

---------------------------------------------------------------------------------------------------------------------
                                                           MAGNACASH SHARES PROJECTED TO BE BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------
              NAME                                         NUMBER (1)                           PERCENT OF CLASS
---------------------------------------------------------------------------------------------------------------------
Cybergold, Inc.                                             2,857,053                                 19.9%
1330 Broadway, 13th Floor
Oakland, CA
---------------------------------------------------------------------------------------------------------------------
A. Nathaniel Goldhaber                                      2,412,886                                 16.7%
261 Stonewall Road
Berkeley, CA 949705
---------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Entities affiliated with Alta California                 1,356,175                      9.4%
Partners, L.P. (2)
One Embarcadero Center #4050
San Francisco, CA 94111
--------------------------------------------------------------------------------------------------
VantagePoint Venture Partners, 1996 (3)                  1,115,008                      7.7%
1001 Bayhill Drive #100
San Bruno, CA 94066
--------------------------------------------------------------------------------------------------
Garrett P. Gruener (2)                                   1,356,175                      9.4%
--------------------------------------------------------------------------------------------------
Alan Salzman (3)                                         1,115,008                      7.7%
--------------------------------------------------------------------------------------------------
Gary Fitts                                                 100,375                      0.6%
1121 High Court
Berkeley, CA 94708
--------------------------------------------------------------------------------------------------
Barry McCarthy                                                  --                      0.0%
1315 Hearst Drive
Pleasanton, CA 94538
--------------------------------------------------------------------------------------------------
Eli Rosner                                                      --                      0.0%
46 Lucas Park Drive
San Rafael, CA 94903
--------------------------------------------------------------------------------------------------
Neta Klein                                                      --                      0.0%
1743 Geary Road
Walnut Creek, CA 94596
--------------------------------------------------------------------------------------------------
All directors and executive officers as a group          2,513,261                     17.5%
(5 persons)
--------------------------------------------------------------------------------------------------

Less than 1%
(1) Except as otherwise noted, reflects, in each case, the number of shares of MagnaCash common stock to be beneficially owned as of October 1, 2000.
(2) Includes 2,586,153 shares beneficially owned by Alta California Partners, L.P., and 59,083 shares beneficially owned by Alta Embarcadero Partners LLC. Of these shares, a total of 67,115 are issuable upon exercise of warrants. Garrett P. Gruener, a Cybergold, Inc. Director, is a general partner of the general partner Alta California Partners, L.P. and a member of Alta Embarcadero Partners LLC. The address of Alta California Partners, L.P. and Alta Embarcadero Partners LLC is One Embarcadero Center, Suite 4050, San Francisco, CA 94111. Mr. Gruener disclaims beneficial ownership of the shares held by Alta California Partners, L.P. and Alta Embarcadero Partners LLC, except to the extent of his pecuniary interest therein.
(3) Alan Salzman, a Cybergold, Inc. Director, is a managing partner of VantagePoint Venture Partners, 1996. The address of VantagePoint Venture Partners, 1996 is 1001 Bayhill Drive, Suite 100, San Bruno, CA 94066. Mr. Salzman disclaims beneficial ownership of the shares held by VantagePoint Venture Partners, 1996, except to the extent of his pecuniary interest therein.

                  ARRANGEMENTS BETWEEN CYBERGOLD AND MAGNACASH

     We have provided below a summary description of the master separation and distribution agreement, agreement, and the key related agreements Cybergold and MagnaCash intend to enter into. You should read the full text of these agreements, which have been or will be filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

Master Separation and Distribution Agreement
--------------------------------------------

     The master separation and distribution agreement contains the key provisions relating to the separation and the distribution. The separation is scheduled to occur on or before September 30, 2000. Prior to the distribution, Cybergold and MagnaCash plan to enter into the license, assignment and assumption agreement which provides for the transfer to MagnaCash of assets and liabilities from Cybergold and the license and assignment to MagnaCash of certain intellectual property from Cybergold, effective on the separation date. The ancillary agreements include:

 .  a license, assignment and assumption agreement;
 .  a transitional services and joint operation agreement;
 .  services agreement; and
 .  a tax sharing agreement.

     To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these agreements govern. These agreements are described more fully below.

     Cash to be transferred to MagnaCash. Cybergold will provide to MagnaCash with a $5,000,000 contribution. However, prior to the separation date a reserve, if necessary, shall be established in MyPoints favor to cover any and all taxes which may be associated with the distribution and separation as well as associated costs and this may be accomplished by adjusting the $5,000,000 cash contribution.

     The Distribution. On or about September 29, 2000, Cybergold intends to distribute the common stock of MagnaCash by transferring the shares to the distribution and transfer agent except for those shares of common stock Cybergold shall retain. Cybergold may in its sole discretion determine the distribution date. Cybergold intends to consummate the distribution only if the following conditions are met (any of which may be waived by Cybergold):

 . all required government approvals must be in effect; and . no legal restraints must exist preventing the distribution.

License, Assignment and Assumption Agreement
--------------------------------------------

     Cybergold and MagnaCash were previously a single company and intend to enter into a License, Assignment and Assumption Agreement, or License Agreement, for the purpose of allocating rights in intellectual and other property to MagnaCash as appropriate to establish MagnaCash as a separate company, and assigning property. Cybergold will continue the business of awarding incentives for Internet activity, and MagnaCash will handle the consumer accounts and provide methods of redeeming the incentives.

     Pursuant to the License Agreement the parties intend to agree to the following terms:

     Cybergold will assign to MagnaCash all rights it now or may in the future have in certain intellectual property relating to the new business of MagnaCash. Cybergold further will assign to MagnaCash all merchant agreements, where the merchants agreed to exchange goods or services for value, provided the merchants agree to assignment in writing where necessary. Cybergold will also assign to MagnaCash all of its rights in certain furniture and equipment and certain third-party agreements with First National Bank of Omaha and Wells Fargo Bank.

     Cybergold will grant to MagnaCash an exclusive, perpetual, fully-paid, irrevocable, worldwide, royalty-free license to use certain proprietary intellectual property in the payment marketplace. To the extent that Cybergold has the right to sub-license non-owned proprietary intellectual property, Cybergold will grant to MagnaCash a perpetual, irrevocable, worldwide, royalty-free license to use such non-owned proprietary intellectual property. Any derivative works that either party develops from the licensed intellectual property discussed herein will be owned by the party which developed the work.

     MagnaCash will agree not to use the relevant intellectual property to offer goods or services relating to the business of awarding consumers incentives for Internet or other on-line or off-line activity for ten (10) years commencing from August 4, 2000. Except as a service to its membership, Cybergold will not use the relevant intellectual property to offer goods or services relating to the business of managing accounts which hold cash value or other value issued by others.

     Cybergold may seek other business partners to deliver payment services as an alternative to MagnaCash. However, Cybergold will first offer MagnaCash the opportunity to offer the new services.

Services Agreement
------------------

     Cybergold and MagnaCash intend to enter into a Services Agreement to provide for MagnaCash to perform for Cybergold certain account management, fund transfer, and cash value incentive redemption processing and other services. Pursuant to the Services Agreement the parties intend to agree to the following terms:

     MagnaCash will operate that portion of Cybergold's consumer loyalty reward system relating to the management, transfer and spending or other redemption of incentive payments earned by Cybergold members. The parties will cooperate to streamline any processes relating to this service agreement so as to create minimal inconvenience to Cybergold's members. MagnaCash may make additional services available to Cybergold for a negotiable fee, and if accepted, such additional services will become services under this agreement.

     MagnaCash will provide on-line facilities for users and merchants to manage their accounts. MagnaCash will also facilitate transfers of cash value among merchants, users, and related credit card and bank accounts. Cybergold will pay to MagnaCash a fixed monthly service fee and fees based on account activity. MagnaCash will pay to Cybergold a percentage of various transaction fees.

     Cybergold will first consult with MagnaCash before obtaining additional services relating to redemption or payment of incentives. If MagnaCash offers the additional services on terms no less advantageous to Cybergold than are available from other parties, Cybergold will obtain the additional services from MagnaCash.

     This agreement will be in effect for three years. It will thereafter be renewed automatically for successive one year renewal terms unless either party gives the other written notice of nonrenewal at least 120 days prior to the end of the initial or any renewal terms. During the first six months of joint operation, both parties agree to renegotiate the economic terms of this agreement prior to the conclusion of the first six months if necessary and appropriate.

Transitional Services and Joint Operation
------------------------------------------

     MagnaCash will enter into a transitional services agreement with Cybergold covering the provision of various transitional services, including phone systems, accounting, computer facilities, technical support, human resources and others by Cybergold to MagnaCash and, if necessary in certain circumstances, vice versa. Certain infrastructure hardware and software (including, but not limited to, networks, servers, desktop computers and enterprise applications, unless prohibited by a third party) shall be separately owned and part of a system jointly operated by the parties. The services to be provided will generally be provided for a fee equal to the estimated costs of providing the services as calculated by various methods, plus a 25% upcharge to cover overhead and administrative costs. The transition services agreement will have an initial term of six months from the date of separation.

     The parties anticipate joint operation of certain equipment for a period of six months commencing August 4, 2000. During this time, major system changes will require mutual consent from the parties, costs for major changes in hardware will be shared, and assistance from the other party's staff will be available on a paid consulting basis.

Tax Sharing Agreement
---------------------

     Prior to the distribution, MagnaCash will enter into a tax sharing agreement with MyPoints providing for, among other things, the allocation of tax liabilities arising prior to, as a result of, and subsequent to the distribution. MagnaCash will be required to pay its share of income taxes shown as due on any consolidated, combined or unitary tax returns filed by MyPoints or Cybergold for tax periods ending on or before or including the distribution date. MyPoints will indemnify MagnaCash against liability for all taxes in respect of consolidated, combined or unitary tax returns for periods as to which MyPoints or Cybergold files group returns which include MagnaCash. MagnaCash will be responsible for filing any separate tax returns for any taxable period, including for tax periods of MagnaCash beginning on or after the date of the distribution, at which time MagnaCash will no longer be a member of MyPoint's group for federal, state or local tax purposes, as the case may be. MagnaCash will be responsible for any tax liabilities, and entitled to any refunds or credits of taxes, with respect to separately filed tax returns. MagnaCash will indemnify MyPoints against any tax liability with respect to separately filed tax returns. MagnaCash will also indemnify MyPoints against all federal, state, local and foreign taxes related to the distribution of the MagnaCash stock.

     The tax sharing agreement will allocate responsibility with respect to tax matters including audits, and will provide for the exchange of information and the retention of records which may affect the income tax liability of either party.

     Cybergold has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from:

     - Cybergold' business other than the businesses transferred to us pursuant to the separation; and

     - any breach by Cybergold of the separation agreement or any ancillary agreement.

     The indemnifying party will make all indemnification payments net of insurance proceeds that the indemnified party receives. The agreement also contains provisions governing notice and indemnification procedures.

     Insurance. In general, Cybergold has agreed to secure and pay for insurance covering all liabilities and losses arising from

     -  management office Cybergold accounts

     -  failure of the jointly owned severance hardware.

The parties shall otherwise provide their own insurance.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Cybergold

     MagnaCash has entered, or will enter into various arrangements with Cybergold which set forth both companies' duties and responsibilities in the separation and distribution. MagnaCash and Cybergold will continue to provide services to each partner for at least six months from the date of distribution and Cybergold will initially be MagnaCash's sole client. Please see "Arrangements Between Cybergold and MagnaCash" beginning on page 32 for further details. Cybergold will continue to hold a 19.9% interest in MagnaCash after the distribution.

Cross-Ownership; Directors and Officers

     A. Nathaniel Goldhaber will continue to own 22.2% of Cybergold until the merger when he will exchange that stock for stock in MyPoints and will own 16.7% of MagnaCash. Together with Cybergold, Goldhaber will own 36.6% of MagnaCash, a combined percentage giving them significant control over MagnaCash. Additionally, Mr. Goldhaber is a current Cybergold director and is a MagnaCash director. Mr. Goldhaber will also be a vice-chairman director of MyPoints.

Restrictions on Transfer

     Prior to the earliest of (i) the date that is the first anniversary of the date that Cybergold ceases to be the sole holder of outstanding shares of common stock, (ii) the date the Securities and Exchange Commission or successor organization declares effective a registration statement on Form S-1 or Form S-3 or successor form regarding an offering of shares of common stock the issuance of which would have the effect increasing the number of shares of common stock outstanding by eighty percent (80%) or more, or (iii) such date as determined by the board of directors of MagnaCash in its sole discretion, common stock may not be, directly or indirectly, sold, transferred, assigned, pledged, exchanged, hypothecated, gifted or otherwise disposed of except: (A) by Cybergold or its successor, in connection with the initial distribution by Cybergold of common stock to the holders of Cybergold's common stock, as of the record date of August 3, 2000, (B) from any holder of common stock that is a natural person to
(i) such stockholder's spouse or children, (ii) to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder or
(iii) to any party pursuant to applicable laws of descent and distribution and
(C) from any holder of common that is a corporation, limited liability company, limited partnership or general partnership to any affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended).

                  MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Material Federal Income Tax Considerations of the Distribution

          The following discussion summarizes the material federal income tax consequences of the distribution of interests in the MagnaCash business to the Cybergold stockholders. This discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. No ruling regarding the distribution will be sought; therefore the IRS may disagree with the statements and conclusions set forth herein. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the distribution to Cybergold or its stockholders, or both.

          Stockholders of Cybergold should be aware that the following discussion does not deal with all federal income tax consequences that may be relevant to Cybergold stockholders in light of their particular circumstances, such as stockholders who are foreign persons, stockholders who acquired their Cybergold stock in compensatory transactions, and stockholders who do not hold Cybergold shares as capital assets. Accordingly, Cybergold stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the distribution of the MagnaCash business, including the applicable federal, state, local and foreign tax consequences.

          The distribution of the MagnaCash business will be a taxable distribution to Cybergold. Cybergold will recognize any gain (but not loss) on the distribution equal to the difference between its tax basis in the shares of MagnaCash that it distributes and the fair market value of such stock on the date of the distribution.

          Cybergold stockholders will be treated as having received a distribution of property with respect to their Cybergold shares equal to the fair market value of the MagnaCash stock received in the distribution. The distribution will be taxable as a dividend to the extent of Cybergold's current and accumulated earnings and profits. Any amount not taxable as a dividend will be applied against and reduce the adjusted basis of the stockholder's MyPoints stock. To the extent that the fair market value of the portion of the distribution which is not a dividend exceeds the stockholder's adjusted tax basis in the MyPoints shares, the excess will be treated as gain from the sale or exchange of property.

          Cybergold does not have accumulated earnings and profits, and does not expect to have current earnings and profits in its taxable year during which the MagnaCash stock is distributed. However, whether Cybergold will have current earnings and profits for its taxable year during which the distribution occurs depends upon the date on which the merger is completed, the date of the distribution, and the fair market value of the MagnaCash business at the time of the distribution, among other things, none of which can be known with any certainty at present. Therefore, it is possible that under certain circumstances all or a portion of the distribution will be taxable as a dividend. Cybergold will provide information to stockholders regarding the amount of the distribution taxable as a dividend following the close of the calendar year in which the distribution occurs.

          Distribution of the MagnaCash stock may be subject to information reporting to the IRS and possible backup withholding at a rate of 31%. Backup withholding will not apply, however, to a Cybergold stockholder who furnishes a correct taxpayer identification number and makes other required certifications or is otherwise exempt from backup withholding. Amounts withheld under backup withholding rules may be credited against a stockholder's tax liability, and a stockholder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate form for refund with the IRS.

                   DESCRIPTION OF MAGNACASH'S CAPITAL STOCK

     Following the distribution, MagnaCash authorized capital stock will consist of 75,000,000 shares of common stock, $.001 par value, and 10,000,0000 shares of preferred stock, $.001 par value. The description set forth below is incomplete and is qualified by reference to the certificate of incorporation and the bylaws, which are set forth in Exhibits 2.0 and 3.0.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as otherwise provided by law, the holders of common stock vote together with the holders of preferred stock as one class. Subject to the rights of holders of any shares of preferred stock which may at the time be outstanding, holders of common stock will be entitled to such dividends as the board of directors may declare out of funds legally available therefor. Subject to the prior rights of creditors and holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled, in the event of liquidation, dissolution or winding up of MagnaCash, to share equally in the distribution of all remaining assets. The common stock is not liable for any calls or assessments and is not convertible into any other securities. Prior to the earliest of (i) the date that is the first anniversary of the date that Cybergold ceases to be the sole holder of outstanding shares of common stock,
(ii) the date the Securities and Exchange Commission or successor organization declares effective a registration statement on Form S-1 or Form S-3 or successor form regarding an offering of shares of common stock the issuance of which would have the effect of increasing the number of shares of common stock outstanding by eighty percent (80%) or more, or (iii) such date as determined by the board of directors of MagnaCash in its sole discretion, common stock may not be, directly or indirectly, sold, transferred, assigned, pledged, exchanged, hypothecated, gifted or otherwise disposed of except: (A) by Cybergold or its successor, in connection with the initial distribution by Cybergold of common stock to the holders of Cybergold's common stock, as of the record date of August 3, 2000, (B) from any holder of common stock that is a natural person to
(i) such stockholder's spouse or children, (ii) to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder or
(iii) to any party pursuant to applicable laws of descent and distribution and
(C) from any holder of common that is a corporation, limited liability company, limited partnership or general partnership to any affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended). In addition, there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

     The certificate provides that the board of directors is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series. Prior to the issuance of shares in each series, the board of directors is required by the certificate and the Delaware General Corporation Law to adopt resolutions and file a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof or the "Certificate of Designation" with the Secretary of State of Delaware, fixing for each such series the designations, preferences and relative, participating, optional or other special rights applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Delaware law.

Certain Charter and Bylaw Provisions and Delaware Law

     After the distribution, provisions of our charter and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of MagnaCash to first negotiate with us. These provisions could limit the price investors might be willing to pay in the future for our common stock and could have the effect of delaying or preventing a change in control. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation will result in an improvement of their terms. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     -  division of the board of directors into three separate classes;

     -  elimination of cumulative voting in the election of directors;

     - prohibitions on our stockholders from acting by written consent and calling special meetings;

     - procedures for advance notification of stockholder nominations and proposals; and

     - the ability of the board of directors to alter our bylaws without stockholder approval.

     In addition, subject to limitations prescribed by law, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

     MagnaCash is subject to the provisions of Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, the statute prohibits a publicly held Delaware corporation from entering into a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of its voting capital stock.

     THE PROVISIONS OF THE CERTIFICATE, BYLAWS AND DELAWARE LAW ARE INTENDED TO ENCOURAGE POTENTIAL ACQUIRERS TO NEGOTIATE WITH US AND ALLOW MAGNACASH'S BOARD OF DIRECTORS THE OPPORTUNITY TO CONSIDER ALTERNATIVE PROPOSALS IN THE INTEREST OF MAXIMIZING STOCKHOLDER VALUE. SUCH PROVISIONS, HOWEVER, MAY ALSO HAVE THE EFFECT OF DISCOURAGING ACQUISITION PROPOSALS OR DELAYING OR PREVENTING A CHANGE IN CONTROL, WHICH MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF THE COMMON STOCK.

                                DIVIDEND POLICY

     MagnaCash has never declared or paid any cash dividends on its capital stock. MagnaCash currently intends to retain all future earnings, if any, for use in the operation and expansion of its business and does not anticipate declaring or paying cash dividends.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporate Law, MagnaCash has included in its certificate a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws require the companies to:

     . indemnify their officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary; and

     . advance expenses to their officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

     MagnaCash has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporate Law. The indemnification agreements may require the companies, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. MagnaCash believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     MagnaCash understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

                         TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the MagnaCash common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204; telephone:
(818) 502-1404.

                                 LEGAL MATTERS

     The statements included in this prospectus under the caption "Material Federal Income Tax Considerations" have been reviewed by and validity of the securities offered hereby will be passed upon for us by Morrison & Foerster LLP, San Francisco, California. Morrison & Foerster LLP is legal counsel to both Cybergold and MagnaCash.

     The Board of Directors of MagnaCash have not selected auditors for MagnaCash for the period after the distribution of shares. Such selection will be acted upon by the Audit Committee of the Board of Directors of MagnaCash after the transaction contemplated in this document has been consummated.

                                    EXPERTS

     The financial statements included in this registration statement, to the extent and for the period indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     As a result of the distribution, the Securities Exchange Act of 1934 requires us to file annual, quarterly and other reports with the Securities and Exchange Commission. We intend to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders.

     We filed with the Securities and Exchange Commission a registration statement, which includes certain exhibits, under the Securities Act, for the securities issued under this prospectus. This prospectus contains general information about the contents of contracts and other documents filed as exhibits to the registration statement. However, this prospectus does not contain all of the information set forth in the registration statement and the exhibits filed with the registration statement. You should read the registration statement and the exhibits for further information about MagnaCash and the distribution.

     You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                         INDEX TO FINANCIAL STATEMENTS

                                                             PAGE
                                                             ----
Financial Statements:
  Report of Independent Public Accountants.................   F-2
  Balance Sheet............................................   F-3
  Statements of Operations.................................   F-4
  Statements of Divisional Equity..........................   F-5
  Statements of Cash Flows.................................   F-6
  Notes to Financial Statements............................   F-7

_______________________________________________________________________________

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of Cybergold, Inc.:

   We have audited the accompanying balance sheet of MagnaCash, Inc. (a division of Cybergold, Inc. - Note 1) as of December 31, 1999 and the related statements of operations, divisional equity and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MagnaCash, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to these statements, the Company has an accumulated deficit of approximately $1,035,000 at December 31, 1999 and has continued to incur losses in 2000. Management's plans with regard to these matters are also described in Note 3. These factors raise substantial doubt as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          ARTHUR ANDERSEN LLP

San Francisco,
July 24, 2000

_______________________________________________________________________________

                                MAGNACASH, INC.

                                BALANCE SHEETS

                                                                                           JUNE 30,
                                                                        DECEMBER 31,        2000
                                                                           1999          (unaudited)
                                                                      -------------      -----------
ASSETS
Property
 Computer equipment and licenses..............................            416,127           702,891
 Furniture and fixtures.......................................             55,144            55,144
 Accumulated depreciation.....................................            (90,589)         (287,506)
                                                                      -----------        ----------
Property, net.................................................            380,682           470,529
                                                                      -----------        ----------
Total assets..................................................        $   380,682        $  470,529
                                                                      ===========        ==========

LIABILITIES AND DIVISIONAL EQUITY
Accrued liabilities
 Payroll and benefits.........................................             52,503            61,944
                                                                      -----------        ----------
Total current liabilities.....................................             52,503            61,944
                                                                      -----------        ----------

Divisional equity
 Cybergold, Inc. investment...................................          1,489,190         2,360,522
 Deferred compensation........................................           (125,519)          (84,692)
 Accumulated deficit..........................................         (1,035,492)       (1,867,245)
                                                                      -----------        ----------
 Total divisional equity......................................            328,179           408,585
                                                                      -----------        ----------
Total liabilities and divisional
 equity.......................................................        $   380,682        $  470,529
                                                                      ===========        ==========


The accompanying Notes to the Financial Statements are an integral part of these statements.

________________________________________________________________________________

                                MAGNACASH, INC.

                            STATEMENTS OF OPERATIONS




                                                                 YEAR ENDED            SIX MONTHS ENDED       JUNE 30,
                                                                 DECEMBER 31,                1999               2000
                                                                   1999                  (UNAUDITED)         (UNAUDITED)
                                                              --------------           --------------       --------------
Net revenues..........................................        $      4,347             $     1,254          $     7,725
Cost of revenues......................................              36,109                  17,345               26,452
                                                              ------------             -----------          -----------
Gross margin..........................................             (31,762)                (16,091)             (18,727)

Sales and marketing expenses..........................             295,880                  98,833              412,790
General and administrative expenses...................             122,500                  36,185              115,233
Research and development expenses.....................             281,173                 107,497              266,601
Amortization of deferred compensation.................             304,177                 284,298               18,402
                                                              ------------             -----------          -----------

Net loss.............................................         $ (1,035,492)            $  (542,904)         $  (831,753)
                                                              ============             ===========          ===========

The accompanying Notes to the Financial Statements are an integral part of these statements.

________________________________________________________________________________

                                MAGNACASH, INC.

                        STATEMENTS OF DIVISIONAL EQUITY


                                                                           CYBERGOLD,
                                                        DEFERRED              INC.               ACCUMULATED        TOTAL
                                                       COMPENSATION        INVESTMENT             DEFICIT
                                                       -------------       -----------           -----------    -------------
BALANCES AT JANUARY 1, 1999..........                   $(503,272)          $  503,272                $                    -
                                                                                                                           -
 Net loss............................                           -                   -             (1,035,492)     (1,035,492)
 Deferred compensation...............                      73,576             (73,576)                     -               -
 Amortization of deferred comp.......                     304,177                                          -         304,177
 Capital contribution................                           -           1,059,494                      -       1,059,494
                                                        ---------        ------------             ----------      ----------

BALANCES AT DECEMBER 31, 1999........                    (125,519)          1,489,190             (1,035,492)        328,179

 Net loss (1)........................                           -                   -               (831,753)       (831,753)
 Deferred compensation.(1)                                 22,425             (22,425)                     -
 Amortization of deferred comp. (1)                        18,402                   -                      -          18,402
 Capital contribution (1)............                           -             893,757                                893,757
                                                        ---------          ----------           ------------      ----------
BALANCES AT JUNE 30, 2000 (1)........                   $ (84,692)         $2,360,522            $(1,867,245)     $  408,585
                                                        =========          ==========           ============      ==========

(1) unaudited


The accompanying Notes to the Financial Statements are an integral part of these statements.

_______________________________________________________________________________

                                MAGNACASH, INC.
                            STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED         SIX MONTHS         ENDED JUNE 30,
                                                                                   1999               2000
                                                                 1999          (UNAUDITED)         (UNAUDITED)
                                                            ----------         ------------       ----------------
OPERATING ACTIVITIES
Net loss...........................................        $ (1,035,492)        $ (542,904)          $ (831,753)
Adjustments for noncash charges
 included in net loss:
 Depreciation.......................................             90,589             24,670               98,785
 Amortization of deferred compensation                          304,177                284               18,402
 Changes in current assets and
  liabilities:
  Increase in accrued liabilities...................             52,503             24,729                9,441
                                                             ----------          ---------            ---------
 Net cash used in operating
  activities........................................           (588,223)          (209,207)            (705,125)
                                                             ----------          ---------            ---------

INVESTMENT ACTIVITIES
Purchases of property and equipment.................           (471,271)           (63,413)            (188,632)
                                                             ----------          ---------            ---------
 Net cash used in investment
  activities                                                   (471,271)           (63,413)            (188,632)
                                                             ----------          ---------            ---------
FINANCING ACTIVITIES
Cybergold capital contribution......................          1,059,494            272,620              893,757
                                                             ----------          ---------            ---------
 Net cash provided by financing
  activities........................................          1,059,494            272,620              893,757
                                                             ----------          ---------            ---------
 Increase in cash and
 equivalents........................................                  0                  0                    0
Cash and equivalents at beginning of
 period.............................................                  0                  0                    0
                                                             ----------          ---------            ---------
Cash and equivalents at end of
 period.............................................       $          0         $        0           $        0
                                                             ==========          =========            =========

The accompanying Notes to the Financial Statements are an integral part of these statements.

_______________________________________________________________________________

                                MAGNACASH, INC.

                         NOTES TO FINANCIAL STATEMENTS

             YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED
            JUNE 30, 2000 (UNAUDITED) AND JUNE 30, 1999 (UNAUDITED)


1.) OPERATIONS

    MagnaCash, Inc. ("MagnaCash"or the "Company"), a division of Cybergold, Inc. ("Cybergold"), is a provider of on-line payment infrastructure to on-line businesses and organizations. MagnaCash offers an on-line funds transfer system that enables its customers to create individual accounts for consumers and businesses with whom they have relationships. Transfers within accounts in the system occur immediately. These accounts can be used to store value credited to the accounts by transfers from bank accounts and credit cards or earned by users from promotional and other activities performed by them on the Internet. Users can apply funds from these accounts to credit cards, transmit them to bank accounts, or use them to make purchases directly from merchants who participate in the MagnaCash payment system. Transfers to accounts outside the system are credited immediately within the system, but are subject to standard bank and credit card protocols for audit outside the system. MagnaCash currently manages 9,000,000 accounts on behalf of Cybergold, Inc., its former corporate parent where the payment infrastructure business conducted by MagnaCash was developed. Over 50 merchants and organizations currently participate in the MagnaCash system.


2.) BASIS OF PRESENTATION

    On April 14, 2000, Cybergold entered into an agreement and plan of merger and reorganization with MyPoints.com, Inc. ("MyPoints"). As outlined in the merger agreement between Cybergold and MyPoints, Cybergold is to create an independent company, MagnaCash, Inc. ("MagnaCash" or the "Company") comprised of Cybergold's internet payments business. After completion of MagnaCash's initial public offering, Cybergold will own 19.9% of MagnaCash's outstanding common stock.

    In connection with the creation of MagnaCash as a separate company, Cybergold and MagnaCash will enter into a series of agreements (collectively referred to as the "Separation Agreements") (See Note 10 of the financial statements). Pursuant to the Separation Agreements, Cybergold will transfer to MagnaCash up to $5 million in cash in addition to certain assets and liabilities that relate to the MagnaCash business prior to the date of completion of MagnaCash's initial public offering (the "separation date").

    The accompanying financial statements of MagnaCash reflect the historical results of operations and cash flows of the MagnaCash on-line payments business of Cybergold for the year ended December 31, 1999. Under Cybergold's ownership, MagnaCash's operations were a division of Cybergold and not a separate legal entity. The technology utilized by MagnaCash was developed by Cybergold for use in its business. On or about January 1, 1999, management of Cybergold decided to develop MagnaCash into a separate business venture in addition to a servicing vehicle for Cybergold. As a result, the financial information presented in this Registration Statement is for the period starting January 1, 1999.

    MagnaCash's historical financial information, as part of Cybergold, is shown in the financial statements. As a result of the various allocations and lack of specific identifiable historical divisional financial statements, the accompanying statements do not necessarily reflect what the financial position, results of operations and cash flows would have been had MagnaCash been a separate, stand-alone entity during the periods presented. In addition, the historical information is not necessarily indicative of what MagnaCash's results of operations, financial position and cash flows will be in the future. Management has not made adjustments to reflect many significant changes that will occur in MagnaCash's cost structure, funding and operations as a result of the separation from Cybergold, including changes in employee base, changes in legal structure, increased costs associated with reduced

________________________________________________________________________________

                                MAGNACASH, INC.

                         NOTES TO FINANCIAL STATEMENTS

             YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED
            JUNE 30, 2000 (UNAUDITED) AND JUNE 30, 1999 (UNAUDITED)

economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company.

    The financial statements include allocations of applicable Cybergold expenses, including accounting, real estate, human resources, and other Cybergold corporate services and infrastructure costs. The expense allocations have been determined on the basis that Cybergold and MagnaCash management considered to be reasonable reflections of the utilization of services provided by Cybergold.


3.) RISK FACTORS

    Through December 31, 1999, MagnaCash had an accumulated deficit of approximately $1,035,000 and has continued to incur losses in 2000. In addition, under the terms of the Merger Agreement with MyPoints, should this Registration Statement not be declared effective on or before September 30, 2000, MyPoints has the option to dividend an amount equal to $5 million less any operating expenses funded by MyPoints through the date of the distribution, less any taxes payable upon the distribution of up to $5 million to the Cybergold stockholders and MagnaCash would cease operations. These factors raise substantial doubt as to the Company's ability to continue as a going concern.

    In addition to these factors, MagnaCash is exposed to a number of other risks including, but not limited to, intense competition, possible undue influence of one customer, a new and unproven market, ability to raise additional capital, rapidly changing technology, regulation, and lack of an active public market for its stock.


4.) SIGNIFICANT ACCOUNTING POLICIES

    Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; the disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the allocation of expenses to MagnaCash. Actual results could differ from those estimates.

    Interim financial information--The financial information as of June 30, 1999 and 2000 is unaudited and includes adjustments, consisting only of normal and recurring adjustments, that management considered necessary for a fair presentation of MagnaCash's financial position, operating results and cash flows. Results for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year or for any future period.

    Receivables--MagnaCash has no accounts receivable as the transaction fees that it earns are credited to its account as soon as the transaction is completed.

    Property--Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight line basis over the estimated useful lives of the assets. All property and equipment is depreciated over 3 years. Maintenance and repair costs are charged to earnings while expenditures for major renewals and improvements are capitalized.

    Research and development costs - The Company accounts for its development costs in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Management determined that the software was substantially complete and ready for its intended use in early 1999 and the costs incurred during 1999 and 2000 relate to maintenance and minor enhancements. These costs have been expensed as incurred.

    Divisional Equity--Payable to/receivable from Cybergold represents the net amount due to or from Cybergold as a result of intercompany transactions between MagnaCash and Cybergold. See Note 10 for a description of the relationship with Cybergold.

________________________________________________________________________________

                                MAGNACASH, INC

                         NOTES TO FINANCIAL STATEMENTS

             YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND JUNE 30, 1999 (UNAUDITED)


    Revenue Recognition--Revenues are recognized at the time of the transaction, which occurs when a customer completes a transaction that transfers value in their personal on-line account to another merchant, their individual bank account or personal credit card. MagnaCash earns a transaction fee based on a percentage of the value transferred.

    Cost of revenues-- Cost of revenues represent fees paid to various banking organizations as client's members transfer earned balances to a bank account or a VISA card or spend in a payment transaction.

    Deferred Compensation--Employee stock options are accounted for under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). APB No. 25 requires the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock at grant over the amount an employee must pay to acquire the stock. MagnaCash makes pro forma disclosures of net earnings as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123").

    Income taxes--MagnaCash's operating results historically generated losses that have been included in Cybergold's consolidated U.S. and state income tax returns. As a result of the significant losses of Cybergold, the resulting net deferred tax asset was fully reserved. In the future, MagnaCash will record a provision for income taxes in its financial statements and will file separate tax returns. Deferred tax assets and liabilities will be recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts to the extent that these assets and liabilities are realizable.

    Comprehensive income--There are no other comprehensive income items except for net loss for any of the periods presented.

    Segment information--Management believes that the Company operates in one segment only.


5.) STOCK OPTIONS

CYBERGOLD STOCK BASED PLANS

    STOCK OPTIONS-- MagnaCash employees participate in Cybergold's stock option plan. Generally, the exercise price of each stock option was equal to 100% of the market price of Cybergold's stock on the date of grant and has a maximum term of 10 years. Options vest 25% after 12 months of service and then vest ratably over the following three years. During 1999, Cybergold instituted a broad-based stock option incentive program under which Cybergold granted options, to essentially all full-time employees, including current MagnaCash employees, to purchase a total of approximately 140,000 shares of Cybergold common stock. A portion of the stock options granted was at exercise prices below market price of Cybergold's stock on the date of grant. In connection with the granting of these stock options, during 1999 Cybergold recorded deferred compensation of $1,279,995, of which $370,068 related to MagnaCash employees or a proportionate share of Cybergold employee deferred compensation relating to time spent on the MagnaCash business.In addition, all remaining Cybergold employees will receive one MagnaCash stock option for every four Cybergold stock options they have been granted.

    As of the effective date of MagnaCash's initial public distribution, the vesting of all Cybergold stock options held by Magnacash employees will cease.

______________________________________________________________________________

                                MAGNACASH, INC

                         NOTES TO FINANCIAL STATEMENTS

             YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED
            JUNE 30, 2000 (UNAUDITED) AND JUNE 30, 1999 (UNAUDITED)


  A summary of options held by MagnaCash employees under the Cybergold option plans follows:

                                                        NUMBER OF                                  WEIGHTED
                                                        CYBERGOLD                                   AVERAGE
                                                       EXERCISABLE          EXERCISABLE             EXERCISE
                                                        OPTIONS                SHARES                 PRICE
                                                     -------------       ----------------       -----------------
Outstanding at January 1, 1999....................      141,599             141,599                $ 0.20
  Granted.........................................      134,400              84,600                $ 4.43
  Exercised.......................................      (90,666)            (90,666)               $ 0.05
  Canceled/Expired................................      (13,600)            (13,600)               $ 0.23
                                                        -------            --------                ------
Outstanding at December 31, 1999..................      171,733             121,933                $ 3.58

  Granted.........................................       75,800                   -                $10.02
  Exercised.......................................      (58,545)            (58,545)               $ 0.41
  Canceled/Expired................................      (17,490)            (13,490)               $ 3.36
                                                        -------            --------                ------

Outstanding at June 30, 2000(unaudited)                 171,498              49,898                $ 7.53

   The weighted average fair value of individual options granted during 1999 was $1.25

   The fair value of each MagnaCash employee option grant under the Cybergold plans is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:


                                                           1999
                                                         ---------

Expected lives..................................         4 years
Risk-free interest rate.........................           6.28%
Expected volatility.............................              0%
Dividend yield..................................              0%


   The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compenation." Had compensation expense been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123, the Company's net loss would have increased by approximately $13,000 for the year ended December 31, 1999.

MAGNACASH STOCK BASED PLANS

   STOCK OPTIONS. Concurrent with the initial public offering, MagnaCash intends to establish a stock option plan for MagnaCash employees. No future stock option grants will be made under the Cybergold plan to MagnaCash employees; instead, future grants to MagnaCash employees will be made under the MagnaCash plan.

_______________________________________________________________________________

                                MAGNACASH, INC

                         NOTES TO FINANCIAL STATEMENTS

             YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND JUNE 30, 1999 ((UNAUDITED)


6.)  EMPLOYEE STOCK PURCHASE PLAN (ESPP)

     Cybergold maintains an ESPP that permits full-time MagnaCash employees to purchase a limited number of Cybergold common shares at 85% of market value. Under the plan, Cybergold sold 2,789 shares to MagnaCash employees in 1999.

7.)  LEASES

     MagnaCash will enter into a sublease agreement with Cybergold to lease space consisting of 7,258 sq. ft. located at 1330 Broadway, Suite 1535 in Oakland, California. The sublease is for a period of 60 months and requires lease payments of $14,516 per month. Rent expense included in these financial statements for the year ended December 31, 1999 was $50,402 and was allocated based on headcount.

8.)  EQUITY

     Following the distribution, MagnaCash's authorized capital stock will consist of 11,500,000 shares of common stock, $.001 par value, and 0 shares of preferred stock, $.001 par value.

     The holders of common stock are entitled to one vote for each share held. Except as otherwise provided by law, the holders of common stock vote together with the holders of preferred stock as one class. Subject to the rights of holders of any shares of preferred stock which may at the time be outstanding, holders of common stock will be entitled to such dividends as the board of directors may declare out of funds legally available therefor. Subject to the prior rights of creditors and holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled, in the event of liquidation, dissolution or winding up of MagnaCash, to share equally in the distribution of all remaining assets.

     Prior to the distribution, there has been no public market for our common stock. MagnaCash has not applied to have the MagnaCash common stock included for quotation on the Nasdaq Stock Market's National Market or listed on any exchange. Prior to the earliest of (i) the date that is the first anniversary of the date that Cybergold ceases to be the sole holder of outstanding shares of common stock, (ii) the date the Securities and Exchange Commission or successor organization declares effective a registration statement on Form S-1 or Form S-3 or successor form regarding an offering of shares of common stock the issuance of which would have the effect of increasing the number of shares of common stock outstanding by eighty percent (80%) or more, or (iii) such date as determined by the board of directors of MagnaCash in its sole discretion, common stock may not be, directly or indirectly, sold, transferred, assigned, pledged, exchanged, hypothecated, gifted or otherwise disposed of except: (A) by Cybergold or its successor, in connection with the initial distribution by Cybergold of common stock to the holders of Cybergold's common stock, as of the record date of August 3, 2000, (B) from any holder of common stock that is a natural person to (i) such stockholder's spouse or children, (ii) to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder or (iii) to any party pursuant to applicable laws of descent and distribution and (C) from any holder of common that is a corporation, limited liability company, limited partnership or general partnership to any affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended).

9.)  CONTINGENCIES

     MagnaCash is presently not a party to any pending legal proceeding or claims.

10.) RELATIONSHIP WITH CYBERGOLD

     MagnaCash's costs and expenses include allocations from Cybergold for certain centralized accounting, human resources, benefits administration and real estate leases. These allocations have been determined on a basis that MagnaCash and Cybergold considered to be reasonable reflections of the utilization of services provided or the benefit received by MagnaCash. The allocation methods include relevant equipment, revenues and headcount. Allocated costs included in Sales and Marketing, General and Administrative and Research and Development expenses in the accompanying statement of operations for the year ended 1999 are $63,755, 31,878 and 31,878, respectively. All revenues have been generated by servicing Cybergold's accounts.

     For purposes of governing certain of the ongoing relationships between MagnaCash and Cybergold at and after the separation date and to provide for an orderly

______________________________________________________________________________

                                MAGNACASH, INC

                        NOTES TO FINANCIAL STATEMENTS

            YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED
           JUNE 30, 2000 (UNAUDITED) AND JUNE 30, 1999 (UNAUDITED)


transition, MagnaCash and Cybergold have entered or will enter into various agreements, subject to change until finalized. A brief description of each of the draft agreements follows:

SERVICES AGREEMENT

  The Services Agreement governs the relationship between MagnaCash and Cybergold for the management of Cybergold's consumer loyalty rewards system related to the spending and other redemption of incentive payments earned by Cybergold members. This agreement will be in effect for three years commencing on August 1, 2000 and includes terms for the payment of a monthly base fee and an active account fee which is based on the total number of active accounts managed by MagnaCash. In addition, the agreement will be renewed automatically for successive one year renewal terms unless either party give the other written notice of nonrenewal at least 120 days prior to the end of the initial term. The agreement also includes a provision to renegotiate the terms of this agreement after six months due to the evolving business needs of MagnaCash and Cybergold.

LICENSE AND ASSIGNMENT AGREEMENT

  The License and Assignment Agreement governs the use by MagnaCash of Cybergold's intellectual and other property including the transaction system MagnaCash uses to complete real-time, on-line cash transactions that enable the movement of money between any combination of individuals, merchants and businesses participating in the system. In addition, this agreement outlines the proposed sharing of certain desktop and server software which will be used by both MagnaCash and Cybergold for the foreseeable future. This agreement grants MagnaCash an exclusive, perpetual, irrevocable, worldwide, royalty-free license to use the above noted intellectual property. As a condition of this agreement, certain third party banking agreements will be assigned to MagnaCash.

TRANSITIONAL SERVICES AND JOINT OPERATION

  MagnaCash will enter into a transitional services agreement with Cybergold covering the provision of various transitional services, including telecommunications, accounting, computer facilities, technical support, human resources and other services by Cybergold to MagnaCash and, if necessary in certain circumstances, vice versa. The transitional services agreement will have an initial term of six months from the date of separation.

TAX SHARING AGREEMENT

  Prior to the distribution, MagnaCash will enter into a tax sharing agreement with MyPoints providing for, among other things, the allocation of tax liabilities arising prior to, as a result of, and subsequent to the distribution. MagnaCash

_______________________________________________________________________________

                                MAGNACASH, INC

                         NOTES TO FINANCIAL STATEMENTS

             YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED
            JUNE 30, 2000 (UNAUDITED) AND JUNE 30, 1999 (UNAUDITED)


will be required to pay its share of income taxes shown as due on any consolidated, combined or unitary tax returns filed by MyPoints or Cybergold for tax periods ending on or before or including the distribution date. MyPoints will indemnify MagnaCash against liability for all taxes in respect of consolidated, combined or unitary tax returns for periods as to which MyPoints or Cybergold files group returns which include MagnaCash. MagnaCash will be responsible for filing any separate tax returns for any taxable period, including for tax periods of MagnaCash beginning on or after the date of the distribution, at which time MagnaCash will no longer be a member of MyPoint's group for federal, state or local tax purposes, as the case may be. MagnaCash will be responsible for any tax liabilities, and entitled to any refunds or credits of taxes, with respect to separately filed tax returns. MagnaCash will indemnify MyPoints against any tax liability with respect to separately filed tax returns. MagnaCash will also indemnify MyPoints against all federal, state, local and foreign taxes related to the distribution of the MagnaCash stock.

     The tax sharing agreement will allocate responsibility with respect to tax matters including audits, and will provide for the exchange of information and the retention of records which may affect the income tax liability of either party.


11.) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998 and June 1999, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133. These statements outline the accounting treatment for all derivative activity. MagnaCash does not presently use derivative instruments. As a result management believes that these accounting statements will not have an effect on MagnaCash.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company has adopted SAB 101.

________________________________________________________________________________

     You may read and copy the registration statement and other materials that MagnaCash files with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the Securities and Exchange Commission's Public Reference Section. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. The Securities and Exchange Commission filings of MagnaCash are also available to the public on the Securities and Exchange Commission Internet site (http://www.sec.gov).

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee.

                                                                        Amount to be Paid
SEC Registration Fee.................................................      $    264
Printing and Engraving...............................................        65,000
Legal Fees and Expenses..............................................       175,000
Accounting Fees and Expenses.........................................       125,000
Blue Sky Qualification Fees and Expenses.............................    not applicable
Transfer Agent Fees..................................................        10,000
Miscellaneous........................................................         9,000

  Total..............................................................       384,264

Item 14.  Indemnification of Directors and Officers

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the Company or its stockholders. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation of the Registrant provides, inter alia, that each person who is made a party or is threatened to be made a party to or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, is authorized to be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee's heirs, executors and administrators; provided, however, that, except with respect to the proceedings brought by an indemnitee to enforce rights to indemnification (subject to certain restrictions and as more fully described in the Registrant's certificate of incorporation), the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in the Registrant's certificate of incorporation includes the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition; provided, however, that, if and to the extent that the Delaware General Corporation Law requires, such an advancement of expenses incurred by an indemnitee in his or her capacity in which service was or is rendered by such indemnitee, including, without limitation, service with respect to an employee benefit plan, shall be made only upon delivery to the Company of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Company's certificate of incorporation or otherwise.

     The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. The indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. Pursuant to the indemnity agreements, the Company will not be obligated to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under such indemnity agreement, the Company's certificate of incorporation, Bylaws or any statute or law, or as otherwise required under Section 145 of the Delaware General Corporation Law. Also under the indemnity agreements, the Company is not obligated to indemnify the indemnified party for (i) any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous, (ii) acts, omissions or transactions on the part of the indemnified party from which such party may not be relieved of liability under applicable law or (iii) expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Exchange Act, or any similar or successor statute.

     The indemnification provisions in the certificate of incorporation and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the 1933 Act.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Item 15.  Exhibits and Financial Schedules

(a)  EXHIBITS

                              EXHIBIT DESCRIPTION
                              -------------------

3.1  Certificate of Incorporation of MagnaCash, Inc.
3.2  Bylaws of MagnaCash, Inc.
5.1  Form of Legal Opinion of Morrison & Foerster LLP*
10.1 Form of Master Separation and Distribution Agreement between Cybergold, Inc. and MagnaCash, Inc.*
10.2 Form of Tax Sharing Agreement between MyPoints.com, Inc. and MagnaCash,
     Inc.*
10.3 Form of License Assignment and Assumption Agreement between Cybergold, Inc. and MagnaCash, Inc.*
10.4 Form of Transitional Services and Joint Operating Agreement between Cybergold, Inc. and MagnaCash, Inc.*
10.5 Form of Services Agreement between Cybergold, Inc. and MagnaCash, Inc.
21.1 2000 Omnibus Equity Incentive Plan*
23.1 Independent Auditor's Consent
23.2 Consent of Morrison & Foerster LLP (included in Exhibit 5.1)*

__________________

*To be filed by amendment.

24.1   Power of Attorney (included in signature pages to the Registration
       Statement)

(b)  FINANCIAL STATEMENT SCHEDULES

Independent Auditors' Report                                             S-1

ITEM 16.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on the 4th day of August, 2000.

                                  MagnaCash Inc.



                                  By: /s/ Barry McCarthy
                                  ________________________________________
                                               Barry McCarthy
                                        COO, President and Director

     Each person whose signature appears below constitutes and appoints Barry McCarthy with full power of substitution and resubstitution; his true and lawful attorney-in-fact agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the securities and exchange commission or any state, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitution many lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

            Signature                          Title                             Date
--------------------------------- -------------------------------- --------------------------------
      /s/ Barry McCarthy           Director, President and Chief           August 4, 2000
_________________________________
         BARRY MCCARTHY              Operating Officer (Principal
                                     Executive Officer)

    /s/ A. Nathaniel Goldhaber     Director                                August 4, 2000
_________________________________
     A. NATHANIEL GOLDHABER

      /s/ Gary Fitts               Director, Chief Technical Officer       August 4, 2000
_________________________________
           GARY FITTS

      /s/ Barry McCarthy                                                   August 4, 2000
_________________________________
         BARRY MCCARTHY
       (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX

                              EXHIBIT DESCRIPTION

                            _______________________


3.1  Certificate of Incorporation of MagnaCash, Inc.
3.2  Bylaws of MagnaCash, Inc.
5.1  Form of Legal Opinion*
10.1 Form of Master Separation and Distribution Agreement between Cybergold, Inc. and MagnaCash, Inc.*
10.2 Form of Tax Sharing Agreement between MyPoints.com, Inc. and MagnaCash,
     Inc.*
10.3 Form of License Assignment and Assumption Agreement between Cybergold, Inc. and MagnaCash, Inc.*
10.4 Form of Transitional Services and Joint Operating Agreement between Cybergold, Inc. and MagnaCash, Inc.*
10.5 Form of Services Agreement between Cybergold, Inc. and MagnaCash, Inc.*
21.1 2000 Omnibus Equity Incentive Plan*
23.1 Independent Auditor's Consent
23.2 Consent of Morrison & Foerster LLP (included in Exhibit 5.1)*
24.1 Power of Attorney (included in signature pages to the Registration
     Statement)


_________________________________
*To be filed by amendment.